Exhibit 10.6

EXECUTION COPY

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of September 30, 2011 (the “Closing Date”) by and among MIDCAP FINANCIAL SBIC, LP, a Delaware limited partnership, (“MidCap”), as administrative agent (“Agent”), the Lenders listed on Schedule 1 hereto and otherwise party hereto from time to time (each a “Lender”, and collectively the “Lenders”), and AXOGEN, INC. (f/k/a LecTec Corporation), a Minnesota corporation (“AxoGen Inc”), and AXOGEN CORPORATION, a Delaware corporation (“AxoGen Corp”; together with AxoGen Inc, either individually or collectively as the context may require, as “Borrower”), provides the terms on which Lenders agree to lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed in accordance with GAAP. Calculations and determinations must be made in accordance with GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay to each Lender in accordance with its respective Pro Rata Share, the outstanding principal amount of the Term Loan made by the Lenders, and accrued and unpaid interest thereon, and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Term Loan.

(a) Availability. Subject to the terms and conditions of this Agreement, on the Closing Date, the Lenders agree, severally and not jointly, to make a term loan to Borrower in the aggregate amount of FIVE MILLION AND 00/100 Dollars ($5,000,000.00) according to each Lender’s Term Loan Commitment as set forth on Schedule 1 hereto (the “Term Loan”). After repayment, the Term Loan may not be re-borrowed.

(b) Interest Payments and Repayment. Commencing on the first (1st) Payment Date following the Closing Date, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make monthly payments of interest to each Lender in accordance with its respective Pro Rata Share, in arrears, and calculated as set forth in Section 2.3. Commencing on the Amortization Date, and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make consecutive monthly payments of principal to each Lender in accordance with its respective Pro Rata Share, as calculated by Agent based upon: (i) the amount of such Lender’s Term Loan, (ii) the effective rate of interest, as determined in Section 2.3, and (iii) a straight-line amortization schedule for the Term Loan beginning on the Amortization Date and ending on the Maturity Date. All unpaid principal and accrued interest with respect to the Term Loan is due and payable in full on the Maturity Date. The Term Loan may be prepaid only in accordance with Sections 2.2(c) and 2.2(d).

(c) Mandatory Prepayments. If the Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loan and all other Obligations, and all accrued and unpaid interest thereon, plus (ii) the Final Payment, plus (iii) the Prepayment Fee, plus (iv) all other sums that shall have become due and payable, including Lenders’ Expenses.

(d) Permitted Prepayment of the Term Loan. Borrower shall have the option to prepay the Term Loan advanced by the Lenders under this Agreement in whole or in part; provided, however, that Borrower (i) provides written notice to Agent of its election to prepay a portion or the entire Term Loan at least ten (10) days prior to such prepayment, and (ii) (x) in the case of a prepayment of the entire Term Loan, pays to each Lender in accordance with its respective Pro Rata Share, on the date of such prepayment, an amount equal to the sum of: (A)

all outstanding principal of the Term Loan and all other Obligations, and all accrued and unpaid interest thereon, plus (B) the Final Payment, plus (C) the Prepayment Fee, plus (D) all other sums that shall have become due and payable, including Lenders’ Expenses and, (y) in the case of a prepayment of a portion of the Term Loan, pays to each Lender in accordance with its respective Pro Rata Share, on the date of such prepayment, an amount equal to the sum of: (A) the amount of the outstanding principal of the Term Loan prepaid and all accrued and unpaid interest thereon, plus (B) the Partial Final Payment, plus (C) the Prepayment Fee, plus (D) all other sums that shall have become due and payable, including Lenders’ Expenses.

2.3 Payment of Interest on the Term Loan.

(a) Computation of Interest. Interest on the Term Loan and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on the Term Loan, the date of the making of the Term Loan shall be included and the date of payment shall be excluded; provided, however, that if the Term Loan is repaid on the same day on which it is made, such day shall be included in computing interest on the Term Loan.

(b) Interest Rate Determination. Subject to the provisions of Section 2.3(c) below, the Term Loan shall bear interest on the outstanding principal amount thereof from the Closing Date until paid in full at a rate per annum equal to nine and nine tenths percent (9.9%).

(c) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum that is five percent (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or Lenders.

(d) Debit of Accounts. Any Lender may debit any of Borrower’s Deposit Accounts, including the Designated Deposit Account, for principal and interest payments when due or any other amounts Borrower owes the Lenders under the Loan Documents when due. These debits shall not constitute a set-off.

(e) Payments. Payments of principal and/or interest received after 12:00 Noon Eastern Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest made hereunder and pursuant to any other Loan Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

(f) Maximum Lawful Rate. In no event shall the interest charged hereunder, with respect to the notes (if any) or any other obligations of Borrower under any of the Loan Documents exceed the maximum amount permitted under the Laws of the State of Maryland. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any note or other Loan Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable Law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by Law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received, had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, then such excess amount shall be applied to the reduction of the principal balance of such Lender’s Term Loan or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to

Borrower. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

2.4 Fees and Expenses. Borrower shall pay to each Lender:

(a) Closing Fee. A non-refundable closing fee to each Lender, in accordance with its respective Pro Rata Share, equal to the product of (i) one half of one percent (0.50%) and (ii) the aggregate Term Loan Commitment on the Closing Date. For clarity, such closing fee was paid by Borrower to Agent, for the benefit of the Lenders, in connection with the execution of the term sheet dated June 17, 2011 between Borrower and Agent;

(b) Final Payment. The Final Payment, when due under Section 2.2(c) or 2.2(d), or otherwise on the Maturity Date, to each Lender, in accordance with its respective Pro Rata Share;

(c) Prepayment Fee. The Prepayment Fee, when due under Section 2.2(c) or 2.2(d), to each Lender, in accordance with its respective Pro Rata Share immediately prior to application of the corresponding prepayment; and

(d) Lenders’ Expenses. All of Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Closing Date, when due (and in the absence of any other due date specified herein, such Lenders’ Expenses shall be due upon demand).

2.5 Additional Costs. If any new Law or regulation increases a Lender’s costs of funds or reduces its income for the Term Loan, Borrower shall pay the increase in cost or reduction in income or additional expense; provided, however, that Borrower shall not be liable for any amount attributable to any period before one hundred eighty (180) days prior to the date such Lender notifies Borrower of such increased costs. Each Lender agrees that it shall allocate any increased costs among its customers similarly affected in good faith and in a manner consistent with such Lender’s customary practice.

2.6 Payments and Taxes. Any and all payments made by Borrower under this Agreement or any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto) other than any taxes imposed on or measured by any Lender’s overall net income and franchise taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) as a result of any Lender being organized or resident, conducting business (other than a business deemed to arise from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, or otherwise with respect to, this Agreement or any other Loan Document) or having its principal office in such jurisdiction (“Indemnified Taxes”). If any Indemnified Taxes shall be required by Law to be withheld or deducted from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender, (a) an additional amount shall be payable as may be necessary so that, after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section) such Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (b) Borrower shall make such withholdings or deductions, (c) Borrower shall pay the full amount withheld or deducted to the relevant taxing authority or other authority in accordance with applicable Law, and (d) Borrower shall deliver to such Lender evidence of such payment. Borrower’s obligation hereunder shall survive the termination of this Agreement.

2.7 Secured Promissory Notes. Each Lender’s Pro Rata Share of the Term Loan shall be evidenced by a Secured Promissory Note in the form attached as Exhibit D hereto (each a “Secured Promissory Note”), and shall be repayable as set forth herein. Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Closing Date or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of the Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Term Loan set forth on such Lender’s Secured Promissory Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower hereunder or under any Secured Promissory Note to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.

2.8 Issuance of Warrants to Lenders. Borrower has duly authorized issuance of the Warrants substantially in the form attached hereto as Exhibit E.

2.9 SBIC Acknowledgement. Borrower acknowledges that Agent is a Federal licensee under the Small Business Investment Act of 1958, as amended.

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to the Making of the Term Loan. Each Lender’s obligation to make its Term Loan is subject to the condition precedent that Agent shall consent to or shall have received, in form and substance satisfactory to Agent and Lenders, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to this Agreement, the Perfection Certificate and the other Loan Documents to which Borrower is a party;

(b) duly executed original Secured Promissory Notes in favor of each Lender with a face amount equal to such Lender’s Term Loan Commitment;

(c) a pledge agreement, in substantially the form attached hereto as Exhibit F, executed by each Loan Party and pledging to Agent, for the benefit of itself and the Lenders, a security interest in (i) 100% of the shares of the outstanding capital stock, of any class, of each Subsidiary (as defined below) of each Loan Party that is incorporated under the laws of any State of the United States or the District of Columbia, (ii) shares of the outstanding capital stock of any class of each Foreign Subsidiary that constitute 65% of the total combined voting power of all capital stock of all classes of such Foreign Subsidiary (provided, that with respect to any Foreign Subsidiary, to the extent that there is no material increase in Borrower’s federal income tax liability from a pledge or one hundred percent (100%) of such shares of such Foreign Subsidiary, such pledge shall be for one-hundred percent (100%) of such Foreign Subsidiary’s outstanding voting and non-voting capital stock and stock equivalents) and (iii) any and all Indebtedness (as defined below) owing to Loan Parties (the “Pledge Agreement”);

(d) a duly executed IP Agreement;

(e) duly executed original signatures to the Control Agreements with Silicon Valley Bank;

(f) the Operating Documents of Borrower certified by the Secretary of State of the state of organization of Borrower as of a date no earlier than thirty (30) days prior to the Closing Date;

(g) good standing certificates dated as of a date no earlier than thirty (30) days prior to the Closing Date to the effect that Borrower is qualified to transact business in all states in which the nature of Borrower’s business so requires;

(h) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(i) a payoff letter from Oxford Finance LLC (“Oxford”) and Atel Ventures, Inc. (“Atel”);

(j) evidence that (i) the Liens securing Indebtedness owed by Borrower to Oxford and Atel in connection with the Existing Senior Indebtedness will be terminated, and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the making of the Term Loan, be terminated;

(k) certified copies, dated as of a recent date, of financing statement searches, as Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the making of the Term Loan, will be terminated or released;

(l) an Access Agreement in respect of Borrower’s facilities in Alachua, Florida, Columbia, Maryland and Virginia Beach, Virginia;

(m) a legal opinion of Borrower’s counsel dated as of the Closing Date together with the duly executed original signatures thereto;

(n) evidence satisfactory to Agent that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Agent, for the ratable benefit of Lenders;

(o) payment of the Closing Fee described in Section 2.4(a) and the Lenders’ Expenses described in Section 2.4(d);

(p) duly executed original signature pages to the Warrants;

(q) evidence that, after giving effect to the LecTec Merger and all the transactions contemplated by the LecTec Merger Documents, Borrower shall have unrestricted net cash of not less than Eight Million Five Hundred Thousand and 00/100 Dollars ($8,500,000.00) (which, for the avoidance of doubt, shall not include net cash proceeds obtained in connection with the Additional Equity Transaction) and such cash shall be on deposit in a Collateral Account at Silicon Valley Bank or one of its affiliates subject to a Control Agreement;

(r) evidence that the LecTec Merger will be consummated in accordance with the terms of the LecTec Merger Agreement concurrently with the making of the Term Loan;

(s) evidence that concurrently with the consummation of the LecTec Merger, the Existing Subordinated Indebtedness will be converted to common equity of AxoGen Corp and that the Liens granted in connection with such Existing Subordinated Indebtedness will be released and terminated;

(t) officer’s certificate executed by the chief executive officer or the chief financial officer of Borrower, in form and substance satisfactory to Agent, which shall certify as to certain closing conditions and attach certified copies of the final execution versions of the LecTec Merger Agreement and the other LecTec Merger Documents;

(u) completed SBA Forms 480, 652 and 1031 by Borrower;

(v) timely receipt by the Agent of an executed Payment/Advance Form in the form of Exhibit B attached hereto;

(w) the representations and warranties in Section 5 shall be true, correct and complete in all respects on the Closing Date; and no Default or Event of Default shall have occurred and be continuing or result from the making of the Term Loan; and

(x) in such Lender’s sole discretion, there has not been any Material Adverse Change or any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Agent.

3.2 Covenant to Deliver. Borrower agrees to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition precedent to the making of the Term Loan. Borrower expressly agrees that the making of the Term Loan prior to the receipt by Agent of any such item specifically listed in Section 3.1 shall not constitute a waiver by the Lenders of Borrower’s obligation to deliver such item where the Lenders or Agent has provided in writing that such item has not been provided in advance of making the Term Loan, and the making of the Term Loan in the absence of a required item shall be made in Agent’s sole discretion.

3.3 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loan set forth in this Agreement, to obtain the Term Loan, Borrower shall notify Agent (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern Time 1 Business Day prior to the Closing Date. Together with any such electronic or facsimile notification, Borrower shall deliver to Agent by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Upon receipt of a Payment/Advance Form, Agent shall promptly provide a copy of the same to each Lender. Agent may rely on any telephone notice given by a person whom Agent reasonably believes is a Responsible Officer or designee.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that may have priority by operation of applicable Law. If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof (and further details as may be required by Agent) and grant to Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s and each Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Agent and the Lenders under the Code. Such financing statements may indicate the Collateral as “all assets of Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s sole discretion.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows at all times unless expressly provided below:

5.1 Due Organization, Authorization: Power and Authority.

(a) Borrower and each of its Subsidiaries (if any) are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. Borrower represents and warrants that (i) Borrower’s exact legal name is that indicated on Schedule 5.1 and on the signature page hereof; (ii) Borrower is an organization of the type and is organized in the jurisdiction set forth on Schedule 5.1; (iii) Schedule 5.1 accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (iv) Schedule 5.1 accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); and (v) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction, except as set forth in Schedule 5.1(a). Further, in connection with this Agreement, Borrower has delivered to Agent a completed Perfection Certificate signed by Borrower (the “Perfection

Certificate”). All other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Closing Date, to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number.

(b) The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents; (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law; (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected; (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (1) such Governmental Approvals which have already been obtained and are in full force and effect, (2) any filings necessary to perfect security interests granted to the Agent for the benefit of the Lenders and (3) filings with the Securities and Exchange Commission); or (v) constitute an event of default under any material agreement by which Borrower or any of its Subsidiaries or their respective properties is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Change.

5.2 Collateral.

(a) Collateral Accounts. Borrower has good title to, has rights in, and has the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens, except Permitted Liens. Borrower has no Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts with the banks and/or financial institutions listed on Schedule 5.2(a), for which Borrower has given Agent notice and taken such actions as are necessary to grant to Agent, for the ratable benefit of Lenders, a perfected security interest therein.

(b) Accounts. The Accounts are bona fide, existing obligations of the Account Debtors.

(c) Inventory. All Inventory is in all material respects of good and marketable quality, free from material defects, except for Inventory that has expired or is rejected for workmanship or failing to meet processing standards in the ordinary course of business and consistent with past practices.

(d) Intellectual Property and License Agreements. As of the Closing Date and each date thereafter that Borrower is required to deliver an updated Schedule 5.2(d) pursuant to Section 6.2(d), a list of all of Borrower’s Intellectual Property and all license agreements, sublicenses, or other rights of any Loan Party to use Intellectual Property (including all in-bound license agreements, but excluding over-the-counter software that is commercially available) is set forth on Schedule 5.2(d), which indicates, for each item of property: (i) the name of Borrower owning such Intellectual Property or licensee to such license agreement; (ii) Borrower’s identifier for such property (i.e., name of patent, license, etc.), (iii) whether such property is Intellectual Property (or application therefor) owned by Borrower or is property to which Borrower has rights pursuant to a license agreement, (iv) the expiration date of such Intellectual Property or license agreement, and (v) whether such property constitutes Material Intellectual Property. In the case of any Material Intellectual Property that is a license agreement, Schedule 5.2(d) further indicates, for each: (A) the name and address of the licensor, (B) the name and date of the agreement pursuant to which such item of Material Intellectual Property is licensed, (C) whether or not such license agreement grants an exclusive license to Borrower, (D) whether there are any purported restrictions in such license agreement as to the ability of Borrower to grant a security interest in and/or to transfer any of its rights as a licensee under such license agreement, and (E) whether a default under or termination of such license agreement could interfere with Agent’s right to sell or assign such license or any other Collateral. Except as noted on Schedule 5.2(d), Borrower is the sole owner of its Intellectual Property, except for non-exclusive licenses granted to its customers in the Ordinary Course of Business as identified on Schedule 5.2(d). Each issued patent that is Material Intellectual Property is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to have a Material Adverse Change.

(e) Location of Collateral. On the Closing Date, the Collateral is located at the address(es) identified on Schedule 5.2(e), and is not in the possession of any third party bailee (such as a warehouse) except as disclosed in Schedule 5.2(e), and as of the Closing Date, no such third party bailee possesses components of the Collateral in excess of Fifty Thousand Dollars ($50,000) or which constitutes Borrower Books. None of the components of the Collateral shall be maintained at locations other than as disclosed in Schedule 5.2(e) on the Closing Date or as permitted pursuant to Section 7.2. An Access Agreement has been obtained for all locations which either (i) have a Collateral value in excess of Fifty Thousand Dollars ($50,000) or (ii) contain Borrower’s Books, except for the Other Permitted Locations (subject to the requirements set forth in such definition as well as Section 6.13 and Schedule 6.13). In the event that Borrower, after the Closing Date, intends to store or otherwise deliver any portion of the Collateral to a landlord, bailee or warehouseman in excess of Fifty Thousand Dollars ($50,000) or which constitutes Borrower Books, then Borrower will first (i) receive the written consent of Agent and (ii) obtain an Access Agreement with respect to such location executed by such landlord, bailee or warehouseman, as applicable.

5.3 Litigation. As of the Closing Date, except as disclosed on Schedule 5.3 hereto, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Hundred Thousand Dollars ($100,000.00).

5.4 No Material Deterioration in Financial Condition; Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent fairly present, in conformity with GAAP, in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements and projections submitted to Agent.

5.5 Solvency. As of the Closing Date and each subsequent date on which Borrower brings down the representations and warranties contained in this Agreement, the fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities. After giving effect to the transactions described in this Agreement, (a) Borrower is not left with unreasonably small capital in relation to its business as presently conducted, and (b) Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance.

(a) Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any Laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable Laws. Except as set forth in Schedule 5.6, Borrower has obtained all Required Permits, or has contracted with third parties holding Required Permits, necessary for compliance with all Laws except to the extent that such non-compliance does not have a material impact on the business of Borrower and all such Required Permits are current. Except as set forth in Schedule 5.6, Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

(b) None of the Borrower, its Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. Neither Borrower nor, to the knowledge of Borrower, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities, except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except (i) as set forth in Schedule 5.8, (ii) as permitted in the next sentence and (iii) for immaterial local taxes not exceeding ten thousand dollars ($10,000.00) to the extent that Borrower has no knowledge that such tax was due; provided, that, Borrower agrees to comply with the requirements of Section 6.4 upon becoming aware of the existence of such tax. Borrower may defer payment of any contested taxes, provided, however, that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Agent in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could reasonably be expected to result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Term Loan solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes. A portion of the proceeds of the Term Loan shall be used on the Closing Date to repay in full the Existing Senior Indebtedness.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by the Agent and the Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11 Regulatory Developments.

(a) All Products sold, marketed, manufactured and commercialized and all Required Permits relating to such Products are listed on Schedule 5.11 (as updated from time to time pursuant to Section 6.2(e)), and, Borrower has delivered to Agent a copy of all such Required Permits requested by Agent as of the date of this Agreement or thereafter, including to the extent requested by Agent pursuant to Section 6.2(e).

(b) Without limiting the generality of Section 5.6 above and except as set forth in Schedule 5.11, with respect to any Product being manufactured by Borrower, Borrower has applied for or received, and such Product is the subject of, all Required Permits needed in connection with the manufacture of such Product, and except as reported to Agent and Lenders in accordance with Section 6.2(f), Borrower has not received any notice from any applicable Governmental Authority, specifically including the FDA, that such Governmental Authority is conducting an investigation or review of (i) Borrower’s manufacturing facilities and processes for such Product which have disclosed any material deficiencies or violations of Laws and/or the Required Permits related to the manufacture of such Product, or (ii) any such Required Permit or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the manufacturing of such Product by Borrower should cease. As of the Closing Date, no such notices have been received by Borrower, except as set forth in Schedule 5.11.

(c) Without limiting the generality of Section 5.6 above and except as set forth in Schedule 5.11, with respect to any Product marketed or sold by Borrower, Borrower has received, and such Product is the subject of, all Required Permits needed in connection with the marketing and sales of such Product as currently being marketed or sold by Borrower, and, except for those reported to Agent in accordance with Section 6.2(f), Borrower has not received any notice from any applicable Governmental Authority, specifically including the FDA, that such Governmental Authority is conducting an investigation or review of any such Required Permit or approval due to material deficiencies or violations of Laws and/or the Required Permits, or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace. As of the Closing Date, no such notices have been received by Borrower and no such orders have been issued by any Governmental Authority, except as set forth in Schedule 5.11.

(d) Without limiting the generality of Section 5.6 above, (i) there have been no adverse clinical test results which have or could reasonably be expected to cause a Material Adverse Change, and (ii) there have been no Product recalls or voluntary Product withdrawals from any market which have or could reasonably be expected to cause a Material Adverse Change.

(e) Except as set forth in Schedule 5.11, Borrower has not experienced any significant failures in its manufacturing of any Product such that the amount of such Product successfully manufactured by Borrower in accordance with all specifications thereof and the required payments related thereto in any month shall decrease in a manner resulting in a Material Adverse Change.

5.12 LecTec Merger Documents. As of the Closing Date, all representations and warranties in the LecTec Merger Agreement and the other LecTec Merger Documents are true, correct and complete in all material respects and all of the closing conditions to the LecTec Merger as set forth in the LecTec Merger Documents have been satisfied.

6.	AFFIRMATIVE COVENANTS

Borrower covenants and agrees to do all of the following:

6.1 Organization and Existence; Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Borrower shall comply, and have each Subsidiary comply, with all Laws, ordinances and regulations to which it is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent for the ratable benefit of the Lenders, in all of the Collateral. Upon written request of Agent, Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent.

(c) In connection with the manufacture, marketing or sale of each and any Product by Borrower, Borrower shall comply fully and completely in all respects with all Required Permits at all times issued by any Governmental Authority the noncompliance with which could reasonably be expected to have a Material

Adverse Change, specifically including the FDA, with respect to such manufacture, marketing or sales of such Product by Borrower as such activities are at any such time being conducted by Borrower.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to Agent: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet, income statement and cash flow statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Agent; (ii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion (it being agreed that Lurie Besikof Lapidus & Co, LLP is acceptable to Agent); (iii) as soon as available after approval thereof by Borrower’s Board of Directors, but no later than thirty (30) days after the last day of Borrower’s fiscal year, Borrower’s financial projections for current fiscal year as approved by Borrower’s Board of Directors; (iv) within five (5) days of delivery, copies of all statements, reports and notices made available to all of Borrower’s security holders; (v) so long as Borrower is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet; (vi) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Thousand Dollars ($100,000) or more or could result in a Material Adverse Change; and (vii) budgets, sales projections, operating plans and other financial information as reviewed and approved by the Borrower’s Board of Directors and reasonably requested by Agent.

(b) Within thirty (30) days after the last day of each month, deliver to Agent with the monthly financial statements described above, a duly completed Compliance Certificate signed by a Responsible Officer.

(c) Keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Borrower shall allow, at the sole cost of Borrower, Agent and Lenders to visit and inspect any of its properties, to examine and make abstracts or copies from any of Borrower’s Books, to conduct a collateral audit and analysis of its operations and the Collateral to verify the amount and age of the accounts, the identity and credit of the respective account debtors, to review the billing practices of Borrower and to discuss its respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired. Notwithstanding the foregoing, such visits, inspections, examinations and audits shall be conducted at Borrower’s expense no more often than once every twelve (12) months unless a Default or Event of Default has occurred and is continuing.

(d) Within twenty (20) days of (i) acquiring and/or obtaining any new Material Intellectual Property, or (ii) entering or becoming bound by any additional license or sublicense agreement or other agreement with respect to rights in Material Intellectual Property (other than over-the-counter software that is commercially available to the public), deliver to Agent an updated Schedule 5.2(d) reflecting same, and upon any other material change in Borrower’s Material Intellectual Property from that listed on Schedule 5.2(d). Borrower shall take such commercially reasonable steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all licenses or agreements to be deemed “Collateral” and for Agent to have a security interest in such license or agreement that might otherwise, in the absence of such waiver or consent, be restricted or prohibited by Law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents.

(e) If, after the Closing Date, Borrower determines to manufacture, sell, clinically develop (i.e. test/use in humans), or market any new Product, Borrower shall give prior written notice to Agent of such determination (which shall include a brief description of such Product, plus a list of all Required Permits relating to such new Product (and a copy of such Required Permits if requested by Agent) and/or Borrower’s manufacture, sale, clinical development or marketing thereof issued or outstanding as of the date of such notice), along with a copy of an updated Schedule 5.11; provided, however, that if Borrower shall at any time obtain any new or additional Required Permits from the FDA, DEA, or parallel state or local authorities, or foreign counterparts of the FDA, DEA, or parallel state or local authorities, with respect to any Product which has previously been disclosed to Agent, Borrower shall promptly give written notice to Agent of such new or additional Required Permits (along with a copy thereof if requested by Agent).

(f) Borrower shall promptly provide Agent with written notice of (i) any notice from any applicable Governmental Authority, specifically including the FDA, that such Governmental Authority is conducting an investigation or review of any Required Permit needed in connection with the marketing and/or sales of Products or approval due to material deficiencies or violations of Laws and/or such Required Permits, or that any such Required Permit has been revoked or withdrawn, (ii) the issuance by any Governmental Authority of any order or recommendation stating that such marketing or sales of such Product cease or that such Product be withdrawn from the marketplace or (iii) any notice from any applicable Governmental Authority, specifically including the FDA, that such Governmental Authority is conducting an investigation or review of (A) Borrower’s manufacturing facilities and processes for such Product which have disclosed any material deficiencies or violations of Laws and/or the Required Permits related to the manufacture of such Product, or (B) any such Required Permit or that any such Required Permit has been revoked or withdrawn, nor has any such Governmental Authority issued any order or recommendation stating that the manufacturing of such Product by Borrower should cease.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Closing Date. Borrower must promptly notify Agent of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000).

6.4 Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof; provided, that, to the extent that Borrower has no knowledge of an immaterial local tax in an amount not to exceed $10,000, Borrower shall not be in violation of this Section 6.4 so long such tax has not resulted in a Lien against the Collateral and Borrower, upon becoming aware of such tax, either promptly (and in any event within 5 days) of becoming aware pays such tax in full or contests such tax in accordance with the provisions for such contest set forth in Section 5.8. Borrower shall pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms. Borrower shall deliver to Agent, on demand, appropriate certificates attesting to any such payments referred to in this Section 6.4.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for similarly situated companies in Borrower’s industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Agent. All property policies shall have a lender’s loss payable endorsement showing Agent as lender loss payee and waive subrogation against Agent, and all liability policies shall show, or have endorsements showing, Agent, as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Agent at least thirty (30) days notice before canceling, amending, or declining to renew its policy. At Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Agent’s option, be payable to Agent on behalf of the Lenders on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $200,000, in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Agent and Lenders have been granted a first priority security interest and Borrower shall execute all instruments and take all further action as Agent reasonably requests to perfect Agent’s Lien in such Collateral, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall be paid directly to Agent (or if such proceeds are received by Borrower, Borrower shall hold such proceeds in trust for the benefit of Agent and the Lenders and shall promptly pay such proceeds to Agent), for the ratable benefit of the Lenders, on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent.

6.6 Operating Accounts.

(a) Maintain all of its and all of its Subsidiaries’ operating and other Deposit Accounts, Securities Accounts, Investment Accounts and Commodity Accounts with Silicon Valley Bank or its affiliates; provided that Borrower shall be permitted to maintain one or more petty cash Deposit Accounts so long as the aggregate amount on deposit in all such Deposit Accounts shall not exceed $50,000.00 in the aggregate at any one time and all such Deposit Accounts are identified to Agent by Borrower as such (the “Petty Cash Accounts”).

(b) Provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without prior written consent of Agent. The provisions of the previous sentence shall not apply to the Petty Cash Accounts or deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such.

6.7 Protection of Intellectual Property Rights. Borrower shall own, or be licensed to use or otherwise have the right to use, all Material Intellectual Property. All Material Intellectual Property of Borrower is and shall be fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change. Borrower shall use commercially reasonable efforts not to become a party to, nor become bound by, any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or other property. Borrower shall at all times (i) use commercially reasonable efforts to conduct its business without infringement of any Intellectual Property rights of others and (ii) not knowingly conduct its business without infringement of any Intellectual Property rights of others. Borrower shall do the following, to the extent it determines, in the exercise of its reasonable business judgment, that it is prudent to do so: (a) protect, defend and maintain the validity and enforceability of its Material Intellectual Property; (b) promptly advise Agent in writing of material infringements of its Intellectual Property; and (c) not allow any Material Intellectual Property to be abandoned, forfeited or dedicated to the public without Agent’s prior written consent. If Borrower (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower shall concurrently provide written notice thereof to Agent and shall execute such intellectual property security agreements and other documents and take such other actions as Agent shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent, for the ratable benefit of Lenders, in such property. If Borrower registers any copyrights or mask works in the United States Copyright Office, Borrower shall on or prior to the last day of each fiscal quarter of Borrower,: (x) provide Agent a written summary of such copyrights or mask works together with a copy of each application it has filed with the United States Copyright Office (excluding Exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent, for the ratable benefit of the Lenders, in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly, or in the case of copyrights and mask works, on or prior to the last day of each fiscal quarter of Borrower, provide to Agent copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Agent, for the ratable benefit of the Lenders, to perfect and maintain a first priority perfected security interest in such property.

6.8 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent with respect to any Collateral or relating to Borrower.

6.9 Notices of Litigation and Default. Borrower will give prompt written notice to Agent of any litigation or governmental proceedings pending or threatened (in writing) against Borrower which (i) would involve more than $100,000 or (ii) would reasonably be expected to have a Material Adverse Change. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Agent of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.10 Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary creates or, to the extent permitted hereunder, acquires any Subsidiary, Borrower and such Subsidiary shall promptly (and in any event within 5 Business Days of such creation or acquisition) notify Agent of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Agent to cause each such domestic Subsidiary to become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower shall grant and pledge to Agent, for the ratable benefit of the Lenders, a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary (the foregoing collectively, the “Joinder Requirements”); provided, that Borrower shall not be permitted to make any Investment in such Subsidiary until such time as Borrower has satisfied the Joinder Requirements.

6.11 Minimum Net Invoiced Revenues. As of any Testing Date:

(a) Borrower shall not permit its consolidated Net Invoiced Revenue for the Six Month Testing Period to be less than (i) at any Testing Date through and including the Testing Date ending February 1, 2013, the minimum amounts set forth on the Schedule 1 attached to that certain Side Letter Agreement, dated as of the Closing Date, among Borrower, Agent and Silicon Valley Bank, as Lender, opposite such Testing Date set forth on such Schedule 1 and (ii) for any Testing Date thereafter (i.e. after February 1, 2013), fifty percent (50%) of the consolidated Net Invoiced Revenue for the Corresponding Six Month Testing Period ended as of such Corresponding Testing Date as set forth in Borrower’s annual operating plan for the calendar year ended which includes the month-end for such Six Month Testing Period, which plan has been approved by AxoGen Inc.’s Board of Directors and has been prepared in good faith and based on reasonable and appropriate measurement criteria; and

(b) In addition to clause (a), beginning with the March 1, 2013 Testing Date and thereafter, Borrower shall not permit its consolidated Net Invoiced Revenue for the Corresponding Twelve Month Testing Period ended for any Corresponding Testing Date to be less than the amount of Borrower’s consolidated Net Invoiced Revenue for the Corresponding Twelve Month Testing Period ended for the immediately preceding Corresponding Testing Date.

Notwithstanding the foregoing, if Borrower fails to satisfy the covenants set forth in clauses (a) and/or (b) above, for any Testing Date, Borrower shall not be in violation of such covenant if, as of such Testing Date and at all times thereafter until Borrower is back in compliance with this covenant, Borrower shall have cash and Cash Equivalents on hand in a Collateral Account located at Silicon Valley Bank or one of its affiliates and subject to a Control Agreement of not less than eighty percent (80%) of the then outstanding principal balance of the Term Loan.

6.12 Further Assurances.

(a) Promptly execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

(b) Deliver to Agent, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material effect on any of the Governmental Approvals material to Borrower’s business or otherwise on the operations of Borrower and its Subsidiaries, taken as a whole; provided, however, that proprietary know how relating to the manufacture and testing processes may be redacted so long as Agent and Lenders are given and shall have the right to access such redacted information either at the Borrowers’ offices or, if acceptable to Borrower in its sole discretion, through a secure on-line location or transmission.

6.13 Post-Closing Obligations. Borrowers shall complete each of the post closing obligations and/or deliver to Agent each of the documents, instruments, agreements and information listed on Schedule 6.13 attached hereto, on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance satisfactory to Agent and Lenders.

7.	NEGATIVE COVENANTS

Borrower shall not do any of the following without the prior written consent of Agent and Required Lenders:

7.1 Dispositions. Convey, sell, lease, transfer, assign, grant a security in or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the Ordinary Course of Business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens; (d) non-exclusive licenses for the use of Intellectual Property of Borrower or its Subsidiaries in the ordinary course of business; (e) the granting of rights to distribute Products in jurisdictions other than the United States so long as such distribution rights do not involve the Transfer of any Intellectual Property or Intellectual Property rights; or (f) Transfers among Borrowers and/or Subsidiaries who have joined this Agreement in accordance with Section 6.10. Without limiting the foregoing, Borrower agrees that it shall not grant a security interest or otherwise encumber any of its Intellectual Property without Agent’s and Required Lenders’ prior written consent. Notwithstanding the foregoing, nothing in this Agreement shall restrict the Borrower from abandoning or terminating the Non-Material Intellectual Property as designated on Schedule 5.2(e) on the Closing Date (which, for the avoidance of doubt, means no rights with respect to such Non-Material Intellectual Property shall pass to any other Person in connection with such abandonment or termination other than, in the case of the termination of a license agreement, any rights that revert back to the licensor upon such termination).

7.2 Changes in Business, Management, Ownership or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) (i) (A) have a change in the Chief Executive Officer or the position held on the Closing Date by John P. Engels that does not result in a qualified replacement or (B) the failure to fill a vacancy with respect to the Chief Executive Officer or the position held on the Closing Date by John P. Engels with a suitable qualified replacement within ninety (90) days following such vacancy, or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to such transaction own more than forty percent (40%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Agent the venture capital investors prior to the closing of the transaction); or (d) add any new offices or business locations, including warehouses without obtaining an Access Agreement with respect to such location (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000) in Borrower’s assets or property and so long as such new offices or business locations do not contain any Borrower’s Books); (e) change its jurisdiction of organization; (f) change its organizational structure or type; (g) change its legal name; or (h) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; provided, however, that a Subsidiary of Borrower may merge or consolidate into another Subsidiary that is a Loan Party or into Borrower or AxoGen Corp may merge or consolidated into AxoGen Inc, so long as (a) Borrower has provided Agent with prior written notice of such transaction, (b) in the case of a merger or consolidation of a Subsidiary of Borrower, Borrower shall be the surviving legal entity, (c) in the case of a merger or consolidation of AxoGen Corp into AxoGen Inc, AxoGen Inc shall be the surviving legal entity (d) Borrower’s tangible net worth is not thereby reduced, and (e) as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens and non-exclusive licenses or distribution rights permitted under Section 7.1, (b) permit any Collateral not to be subject to the first priority security interest granted herein, or (c) enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or (d) encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account, except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends (other than dividends payable solely in common stock) or make any distribution or payment on or redeem, retire or purchase any capital stock (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar plans), or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the Ordinary Course of Business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 [Reserved].

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the Term Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other Law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Compliance with Anti-Terrorism Laws. Agent hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower shall immediately notify Agent if Borrower has knowledge that Borrower or any Subsidiary or Affiliate is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower will not, nor will Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on the Term Loan on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof). During the cure period, the failure to cure the payment default is not an Event of Default;

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.1(c), 6.2, 6.4, 6.5, 6.6, 6.7, 6.10, 6.11, 6.12 or 6.13 or violates any covenant in Section 7; or

(b) Borrower or any of its Subsidiaries fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default. Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with the Lenders or any Lender Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(b)(i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within sixty (60) days;

8.6 Other Agreements. There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or that could reasonably be expected to have a Material Adverse Change;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof;

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent and/or the Lenders or to induce Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 [Reserved].

8.10 Governmental Approvals. (a) Any Governmental Approval relating to the manufacture, marketing or sale of Product shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the Ordinary Course of Business, or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or non-renewal pursuant to Section 8.10 (a)(i) or 8.10 (a)(ii) has, or could reasonably be expected to have, a Material Adverse Change, or (b) any Governmental Approval (other than Governmental Approvals relating to Products) shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed in the Ordinary Course of Business where such revocation, rescission, suspension, modification or non-renewal either (i) adversely affects the Borrower’s status or legal qualification to do business in its jurisdiction of incorporation or formation or any other jurisdiction material to its business or (ii) has, or could reasonably be expected to have, a Material Adverse Change;

8.11 Criminal Proceeding. The institution by any Governmental Authority of criminal proceedings against Borrower;

8.12 Lien Priority. Except as permitted by Agent, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no prior or equal Lien other than Permitted Liens solely to the extent that such Permitted Lien is prior to Agent’s and Lenders’ Lien as a matter of statutory law;

8.13 Change in Control. A Change in Control shall have occurred; or

8.14 Withdrawals, Recalls, Adverse Test Results and Other Matters. (a) The institution of any proceeding by FDA or similar Governmental Authority to order the withdrawal of any Product from the market or to enjoin Borrower or any representative of Borrower from manufacturing, marketing, selling or distributing any Product where such event could reasonably be expected to have a Material Adverse Change, (b) the institution of any action or proceeding by any DEA, FDA, or any other Governmental Authority to revoke, suspend, reject or withdraw any Required Permit held by Borrower or any representative of Borrower, which, in each case, could reasonably be expected to cause a Material Adverse Change, (c) the commencement of any enforcement action against Borrower by DEA, FDA, or any other Governmental Authority, (d) the recall of any Products from the market, the voluntary withdrawal of any Products from the market, or actions to discontinue the sale of any Products, which, in each case, could reasonably be expected to have a Material Adverse Change or (e) the occurrence of adverse test results in connection with a Product which could reasonably be expected to cause a Material Adverse Change.

9.	RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Agent may, and at the written direction of any Lender shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Agent or the Lenders), or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent and/or the Lenders shall be immediately terminated without any action by Agent or the Lenders).

(b) Without limiting the rights of Agent and Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default Agent shall have the right, at the written direction of the Required Lenders, without notice or demand, to do any or all of the following:

(i) foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii) apply to the Obligations any (a) balances and deposits of Borrower that Agent or any Lender holds or controls, or (b) any amount held or controlled by Agent or any Lender owing to or for the credit or the account of Borrower; and/or

(iii) commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c) Without limiting the rights of Agent and Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default Agent shall have the right, without notice or demand, to do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, notify any Person owing Borrower money of Agent’s security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Agent for the benefit of the Lenders;

(iv) place a “hold” on any account maintained with Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of Borrower’s Books; and

(vi) subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance. As used in the immediately preceding sentence, “Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Agent, imminently threatens the ability of Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Agent, could result in a material diminution in value of the Collateral.

9.2 Power of Attorney. Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with prompt notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No such payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower of all or any part of the Obligations, and, as between Borrower on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other indebtedness or obligations of Borrower owing to Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise. Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of the Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to the Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lender’s claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Agent and other Lenders for purposes of perfecting Agent’s security interest therein. Notwithstanding anything to the contrary herein, any warrants issued to the Lenders by Borrower, the stock issuable thereunder, any equity securities purchased by Lenders, any amounts paid thereunder, any dividends, and any other rights in connection therewith shall not be subject to the terms and conditions of this Agreement. Nothing herein shall affect any Lender’s rights under any such warrants, stock, or other equity securities to administer, manage, transfer, assign, or exercise such warrants, stock, or other equity securities for its own account.

9.5 Liability for Collateral. So long as Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Agent and the Lenders, Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Agent’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Agent and then is only effective for the specific instance and purpose for which it is given. Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent has all rights and remedies provided under the Code, by Law, or in equity. Agent’s exercise of one right or remedy is not an election, and Agent’s waiver of any Event of Default is not a continuing waiver. Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

9.8 Borrower Liability. Either Borrower may, acting singly, request the Term Loan hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting the Term Loan hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay the Term Loan made hereunder and all other Obligations, regardless of which Borrower actually receives the proceeds of the Term Loan, as if each Borrower hereunder shall have directly received all proceeds of the Term Loan. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require the Lenders or Agent to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. The Lenders or Agent may exercise or not exercise any right or remedy they have against any Borrower or any security (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of the Lenders and Agent under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for the Lenders and Agent and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail (if an email address is specified herein) or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Agent, Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:

AxoGen, Inc.
AxoGen Corporation
13859 Progress Blvd.
Alachua, FL 32615
Attention: Karen Zaderej
Fax: (386) 462-6803
E-Mail: kzaderej@axogeninc.com

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
Attention: Fahd M.T. Riaz, Esq.
Fax: (215) 963-5001
E-Mail: friaz@morganlewis.com

If to Agent:
MidCap Financial SBIC, LP
7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attention: Portfolio Management- Life Sciences
Fax: (301) 941-1450
E-Mail: lviera@midcapfinancial.com

with a copy to:

Midcap Financial, LLC
7255 Woodmont Avenue, Suite 200

Bethesda, Maryland 20814
Attention: General Counsel
Fax: (301) 941-1450
E-Mail: rgoodridge@midcapfinancial.com

If to Lenders: To the address specified on the signature page of such Lender attached hereto.

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

THIS AGREEMENT, EACH SECURED PROMISSORY NOTE AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. IF ANY ACTION ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IS COMMENCED BY AGENT OR LENDERS IN THE STATE COURTS OR IN THE U.S. DISTRICT COURTS OF THE STATE OF MARYLAND, BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. NOTWITHSTANDING THE FOREGOING, AGENT AND LENDERS RESERVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH AGENT AND LENDERS (IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.1) DEEM NECESSARY OR APPROPRIATE TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE AGENT’S AND LENDERS’ RIGHTS AGAINST BORROWER OR ITS PROPERTY. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINTS, AND OTHER PROCESS ISSUED IN ANY ACTION OR SUIT BROUGHT BY AGENT OR LENDERS AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS, AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 10 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER TO OCCUR OF BORROWER’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

Borrower, Agent and each Lender agree that the Term Loan shall be deemed to be made in, and the transactions contemplated hereunder and in any other Loan Document shall be deemed to have been performed in, the State of Maryland.

12.	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Agent’s prior written consent (which may be granted or withheld in Agent’s discretion). Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan, together with all related obligations of such Lender hereunder. Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Agent shall have received and accepted an effective assignment agreement in form and substance acceptable to Agent, executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Agent reasonably shall require. Notwithstanding anything set forth in this Agreement to the contrary, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.2 Indemnification.

(a) Borrower agrees to indemnify, defend and hold Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or the Lenders (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or Lenders’ Expenses incurred, or paid by Indemnified Person from, following, or arising from transactions between Agent, and/or the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except , with respect to (i) and (ii), for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction (collectively, the “Indemnified Liabilities”).

(b) Borrower hereby further indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds, except to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements are directly caused by the gross negligence or willful misconduct of any Indemnified Person as finally determined by a court of competent jurisdiction.

(c) To the extent that the undertaking set forth in this Section 12.2 may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Agent and the Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6 Integration. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Agent shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information of Borrower, the Lenders and Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to the Lenders’ and Agent’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Term Loan (provided, however, the Lenders and Agent shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by Law, regulation, subpoena, or other order; (d) to regulators or as otherwise required in connection with an examination or audit; (e) as Agent considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Agent so long as such service providers have executed a confidentiality agreement with the Lenders and Agent with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Agent’s possession when disclosed to the Lenders and/or Agent, or becomes part of the public domain after disclosure to the Lenders and/or Agent; or (ii) is disclosed to the Lenders and/or Agent by a third party, if the Lenders and/or Agent does not know that the third party is prohibited from disclosing the information. Agent and/or Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Agent and/or Lenders, as applicable, do not disclose Borrower’s identity or the identity of any Person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.9 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.9.

12.10 Right of Set Off. Borrower hereby grants to Agent and to each Lender, a lien, security interest and right of set off as security for all Obligations to Agent and each Lender hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or the Lenders or any entity under the control of Agent or the Lenders (including a Agent affiliate) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or the Lenders may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11 [Reserved.]

12.12 Amendments.

(a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Agent and the Required Lenders, provided, however, that

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Agent shall be effective without Agent’s written consent or signature;

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all or any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.12 or the definitions of the terms used in this Section 12.12 insofar as the definitions affect the substance of this Section 12.12; (F) consent to the assignment, delegation or other transfer by any Borrower or any Guarantor of any of its rights and obligations under any Loan Document or release Borrower or any Guarantor of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Agent securing the Obligations; or (I) amend any of the provisions of Section 12.10. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the preceding sentence;

(iv) the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Agent and Lenders pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(b) Other than as expressly provided for in Section 12.12(a)(i) through (iii) above, Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of the Borrower.

12.13 Publicity. Borrower will not directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Agent or any Lender or any of their Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except as required by applicable Law (including required filings with the Securities and Exchange Commission), subpoena or judicial or similar order, in which case Borrower shall endeavor to give Agent prior written notice of such publication or other disclosure. Each Lender and Borrower hereby authorizes each Lender to publish the name of such Lender and Borrower, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which such Lender elects to submit for publication. In addition, each Lender and Borrower agrees that each Lender may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, such authorization shall be subject to such Lender providing Borrower and the other Lenders with an opportunity to review and confer with such Lender regarding, and approve, the contents of any such tombstone, advertisement or information, as applicable, prior to its initial submission for publication, but subsequent publications of the same tombstone, advertisement or information shall not require Borrower’s approval.

12.14 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

13.	AGENT

13.1 Appointment and Authorization of Agent. Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

13.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

13.3 Liability of Agent. Except as otherwise provided herein, no Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any Affiliate thereof.

13.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of all Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of all Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

13.5 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, unless Agent shall have received written notice from a Lender or Borrower, describing such default or Event of Default. Agent will notify the Lenders of its receipt of any such notice. Agent shall take such action with respect to an Event of Default as may be directed in writing by the Required Lenders in accordance with Section 9(a); provided, however, that while an Event of Default has occurred and is continuing, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such

Event of Default as Agent shall deem advisable or in the best interest of the Lenders, including without limitation, satisfaction of other security interests, liens or encumbrances on the Collateral not permitted under the Loan Documents, payment of taxes on behalf of Borrower, payments to landlords, warehouseman, bailees and other Persons in possession of the Collateral and other actions to protect and safeguard the Collateral, and actions with respect to insurance claims for casualty events affecting Borrower and/or the Collateral.

13.6 Credit Decision; Disclosure of Information by Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent herein, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

13.7 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, each Lender shall, severally and pro rata based on its respective Pro Rata Share, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities (which shall not include legal expenses of Agent incurred in connection with the closing of the transactions contemplated by this Agreement) incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 13.7. Without limitation of the foregoing, each Lender shall, severally and pro rata based on its respective Pro Rata Share, reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Lenders’ Expenses incurred after the closing of the transactions contemplated by this Agreement) incurred by Agent (in its capacity as Agent, and not as a Lender) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 13.7 shall survive the payment in full of the Obligations, the termination of this Agreement and the resignation of Agent.

13.8 Agent in its Individual Capacity. With respect to its Pro Rata Share of the Term Loan, MidCap shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Agent, and the terms “Lender” and “Lenders” include MidCap in its individual capacity.

13.9 Successor Agent.

(a) Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender, or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan, in each case without the consent of the Lenders or Borrowers. Following any such assignment, Agent shall give notice to the Lenders and Borrowers. An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b) Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent; provided, however, that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this subsection (b).

(c) Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this subsection (c)). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Section 13 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

13.10 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Agent (irrespective of whether the principal of any Loan, shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent allowed in such judicial proceeding); and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 2.4(d). To the extent that Agent fails timely to do so, each Lender may file a claim relating to such Lender’s claim.

13.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Guarantor and any Lien on any Collateral granted to or held by Agent under any Loan

Document (a) upon the date that all Obligations due hereunder have been fully and indefeasibly paid in full and no Term Loan Commitments or other obligations of any Lender to provide funds to Borrower under this Agreement remain outstanding, (b) that is transferred or to be transferred as part of or in connection with any Transfer permitted hereunder or under any other Loan Document, or (c) as approved in accordance with Section 12.12. Upon request by Agent at any time, all Lenders will confirm in writing Agent’s authority to release its interest in particular types or items of Property, pursuant to this Section 13.11.

13.12 Cooperation of Borrower. If necessary, Borrower agrees to (a) execute any documents (including new Secured Promissory Notes) reasonably required to effectuate and acknowledge each assignment of any portion (in whole or in part) of the Term Loan to an assignee in accordance with Section 12.1, (b) make Borrower’s management available to meet with Agent and prospective participants and assignees of the Term Loan and (c) assist Agent or the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of any portion (in whole or in part) of the Term Loan reasonably may request. Subject to the provisions of Section 12.9 Borrower authorizes each Lender to disclose to any prospective participant or assignee of any portion (in whole or in part) of the Term Loan, any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

14.	DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Access Agreement” means a landlord consent, bailee letter or warehouseman’s letter, in form and substance reasonably satisfaction to Agent, in favor of Agent executed by such landlord, bailee or warehouseman, as applicable, for any third party location.

“Account” means any “account”, as defined in the Code, with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” means any “account debtor”, as defined in the Code, with such additions to such term as may hereafter be made.

“Additional Equity Transaction” means the sale by AxoGen Inc of One Million Dollars ($1,000,000) worth of its common stock to certain Purchasers pursuant to, under and as defined in that certain Stock Purchase Agreement, dated as of May 31, 2011, by and among LecTec Corporation (now known as AxoGen Inc) and such Purchasers, as amended.

“Affiliate” means, with respect to any Person, a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” means, MidCap, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Agent-Related Person” means the Agent, together with its Affiliates, and the officers, directors, employees, agents, advisors, auditors and attorneys-in-fact of such Persons; provided, however, that no Agent-Related Person shall be an Affiliate of Borrower.

“Agreement” has the meaning given it in the preamble of this Agreement.

“Amortization Date” means October 1, 2012.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Approved Goods and Services” means goods sold and/or services rendered by Borrower in the Ordinary Course of Business, in material compliance with all Laws, and consistent with the type of goods sold and/or services rendered by Borrower throughout all or substantially all of its business operations as of the Closing Date.

“Blocked Person” means: (a) any Person listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” has the meaning given it in the preamble of this Agreement.

“Borrower’s Books” means all of Borrower’s books and records, including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” means, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and the Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent a further certificate canceling or amending such prior certificate.

“Business Day” means any day that is not a Saturday, Sunday or a day on which Agent is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition, (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit issued maturing no more than one (1) year after issue, and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (b) of this definition. For the avoidance of doubt, the direct purchase by Borrower, co-borrower, or any subsidiary of Borrower of any Auction Rate Securities, or purchasing participations in, or entering into any type of swap or other derivative transaction, or otherwise holding or engaging in any ownership interest in any type of Auction Rate Security by Borrower, co-borrower, or any subsidiary of Borrower shall be conclusively determined by the Lenders as an ineligible Cash Equivalent, and any such transaction shall expressly violate each other provision of this agreement governing Permitted Investments. Notwithstanding the foregoing, Cash Equivalents does not include, and each Borrower and

Subsidiary is prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing forty percent (40%) or more of the combined voting power of Borrower’s then outstanding securities; (b) prior to the earliest to occur of (i) October 15, 2012 and (ii) the Board of Directors of AxoGen Inc consisting of at least eight directors, during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of not less than two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a one-third of the Directors then in office; or (c) after the earliest to occur of (i) October 15, 2012 and (ii) the Board of Directors of AxoGen Inc consisting of at least eight directors, during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower were approved by a vote of not less than two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Claims” has the meaning given it in Section 12.2.

“Closing Date” has the meaning given it in the preamble of this Agreement.

“Code” means the Uniform Commercial Code in effect on the date hereof, as the same may, from time to time, be enacted and in effect in the State of Maryland; provided, however, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; and provided, further, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Maryland, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the other Loan Documents, including, without limitation, all of the property described in Exhibit A hereto.

“Collateral Account” means any Deposit Account, Securities Account or Commodity Account.

“Commitment Percentage” means, as to any Lender, the percentage set forth opposite such Lender’s name on Schedule 1, as amended from time to time.

“Commodity Account” means any “commodity account”, as defined in the Code, with such additions to such term as may hereafter be made.

“Communication” has the meaning given it in Section 10.

“Compliance Certificate” means a certificate, duly executed by an authorized officer of Borrower, appropriately completed and substantially in the form of Exhibit C.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the Ordinary Course of Business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” means any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account or Commodity Account.

“Corresponding Testing Date”, “Corresponding Six Month Testing Period” and “Corresponding Twelve Month Testing Period” mean the corresponding Testing Dates and Testing Periods (whether a Six Month Testing Period or a Twelve Month Testing Period) opposite each other in the table below:

Testing Date	Testing Period ended
January 1 of any year	November 30 of the prior year
February 1 of any year	December 31 of the prior year
March 1 of any year	January 31 of that year
April 1 of any year	February 28 (or 29 in any leap year) of that year
May 1 of any year	March 31 of that year
June 1 of any year	April 30 of that year
July 1 of any year	May 31 of that year
August 1 of any year	June 30 of that year
September 1 of any year	July 31 of that year
October 1 of any year	August 31 of that year
November 1 of any year	September 30 of that year
December 1 of any year	October 31 of that year

“Credit Extension” means the Term Loan or any other extension of credit by Agent or the Lenders for Borrower’s benefit

“DEA” means the Drug Enforcement Administration of the United States of America, and any successor agency thereof.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning given it in Section 2.3(c).

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” means Borrower’s deposit account, account number 3300805639, maintained with Silicon Valley Bank and over which Agent has been granted control for the ratable benefit of all Lenders.

“Dollars,” “dollars” and “$” each means lawful money of the United States.

“Drug Application” means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDCA.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower, any Guarantor or any of Borrower’s or any Guarantor’s Affiliates or Subsidiaries. Notwithstanding the foregoing, in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party becoming an assignee incident to such forced divestiture.

“Equipment” means all “equipment”, as defined in the Code, with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all regulations promulgated thereunder.

“Event of Default” has the meaning given it in Section 8.

“Existing Senior Indebtedness” means the Indebtedness in the original principal amount of $7,500,000.00 owed by Borrower to Oxford and Atel pursuant to the Loan and Security Agreement, dated April 21, 2008, by and among Borrower, Oxford and Atel, as amended.

“Existing Subordinated Indebtedness” means the Indebtedness incurred pursuant to (i) that certain Convertible Promissory Note and Warrant Purchase Agreement dated as of June 11, 2010 by and among AxoGen Corp and the Purchasers party thereto from time to time in the original principal amount of Three Million Six Hundred Ninety Seven Thousand Five Hundred Forty Five Dollars ($3,697,545), together with each of the Convertible Promissory Notes made and executed in connection therewith, (ii) that certain Subordinated Secured Convertible Promissory Note, dated as of May 3, 2011 in the original principal amount of Five Hundred Thousand Dollars ($500,000) made by AxoGen Corp to LecTec Corporation and (iii) that certain Convertible Promissory Note Purchase Agreement, dated as of May 31, 2011, by and among AxoGen Corp, LecTec Corporation, as a Purchaser and each of the other Purchasers party thereto from time to time in the original principal amount of Five Million Dollars ($5,000,000), together with each of the Subordinated Secured Convertible Promissory Notes made and executed in connection therewith, in each case as amended.

“FDA” means the Food and Drug Administration of the United States of America, or any successor entity thereto.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

“Final Payment” means a payment (in addition to and not a substitution for the regular monthly payments of accrued interest plus, if applicable, principal) due on the earlier to occur of (a) the Maturity Date, (b) the acceleration of the Term Loan, and (c) the prepayment of the entire Term Loan pursuant to Section 2.2(c) or 2.2(d), equal to the Term Loan Commitments less the aggregate amount of partial prepayments of the Term Loan made pursuant to Section 2.2(d) multiplied by the Final Payment Percentage.

“Final Payment Percentage” means two percent (2.00%).

“Foreign Subsidiary” has the meaning given it in Exhibit A.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” means all “general intangibles”, as defined in the Code, with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable Law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means any present or future guarantor of the Obligations.

“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Liabilities” has the meaning given it in Section 12.2.

“Indemnified Person” has the meaning given it in Section 12.2.

“Indemnified Taxes” has the meaning given to it in Section 2.6.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency Law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Inventory” means all “inventory”, as defined in the Code, with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” means that certain Intellectual Property Security Agreement executed and delivered by Borrower to Agent dated of even date herewith.

“Joinder Requirements” has the meaning given to it in Section 6.10.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Borrower in any particular circumstance.

“LecTec” means LecTec Corporation, a Minnesota corporation.

“LecTec Merger” means collectively the merger of AxoGen Corp and Merger Corp, with AxoGen Corp as the surviving entity and the name change of LecTec from “LecTec Corporation” to “AxoGen, Inc.”.

“LecTec Merger Agreement” means that certain Agreement and Plan of Merger dated as of May 31, 2011, by and among AxoGen Corp, LecTec and Merger Corp, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated as of June 30, 2011 by and among AxoGen Corp, LecTec and Merger Corp. and that certain Amendment No.2 to Agreement and Plan of Merger dated as of August 9, 2011 by and among AxoGen Corp, LecTec and Merger Corp.

“LecTec Merger Documents” means the LecTec Merger Agreement and all other documents executed in connection with the LecTec Merger.

“Lender” means any one of the Lenders.

“Lenders” means the Persons identified on Schedule 1 hereto, and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” means all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) of Agent and Lenders for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Agent or the Lenders in connection with the Loan Documents.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law or otherwise against any property.

“Loan Documents” means, collectively, this Agreement, the Warrant, the Perfection Certificate, the IP Agreement, the Control Agreements, the Pledge Agreement, the SBIC Letter Agreement, any landlord consents/waivers, any note, or notes (including each Lender’s Secured Promissory Note) or guaranties executed by

Borrower or any Guarantor in connection with the indebtedness governed by this Agreement, and any other present or future agreement between Borrower and/or for the benefit of the Lenders and Agent in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Party” means Borrower and each Guarantor.

“Material Adverse Change” means (a) a material impairment in the perfection or priority of the Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) or prospects of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Intellectual Property” means all of Borrower’s Intellectual Property and license or sublicense agreements or other agreements with respect to rights in Intellectual Property that are material to the condition (financial or other), business or operations of Borrower, as determined by Agent in its reasonable credit judgment; provided, that, the parties agree that “Material Intellectual Property” shall not include the Intellectual Property designated as “Non-Material Intellectual Property” on Schedule 5.2(d) as of the Closing Date and shall include all other Intellectual Property of the Borrower listed on Schedule 5.2(d) as of the Closing Date.

“Maturity Date” means April 1, 2015.

“Maximum Lawful Rate” has the meaning given to it in Section 2.3(f).

“Merger Corp” means Nerve Merger Sub Corp., a Delaware corporation.

“Net Invoiced Revenues” means revenues of Borrower generated and invoiced in the Ordinary Course of Business and in accordance with GAAP from the sale or provision of Approved Goods and Services and which are fully and unconditionally earned under the terms of such sale or provision net of wholesaler chargebacks, allowances for product returns, cash discounts, administrative fees and other rebates.

“Obligations” means all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Fee, the Final Payment, and other amounts Borrower owes the Lenders now or later, under this Agreement or the other Loan Documents, including, without limitation, interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Agent, and the performance of Borrower’s duties under the Loan Documents.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” means, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Closing Date, and (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party, the ordinary course of business of such Loan Party, as conducted by such Loan Party in accordance with past practices.

“Other Permitted Locations” means, so long as (i) such locations contain less than Fifty Thousand Dollars ($50,000) worth of Collateral and (ii) Borrower’s Books that are comprised solely of the historical

Borrower’s Books of Borrower that are not used in respect of current Borrower business, the locations numbered 7, 9, 10, 11 and 12 on Schedule 5.2(e) as of the Closing Date.

“Partial Final Payment” means a payment (in addition to and not a substitution for the regular monthly payments of accrued interest plus, if applicable, principal) due on the prepayment of a portion of the Term Loan pursuant to 2.2(d), equal to the amount of the Term Loan so prepaid multiplied by the Final Payment Percentage.

“Payment/Advance Form” means that certain form attached hereto as Exhibit B.

“Payment Date” means the first calendar day of each calendar month.

“Perfection Certificate” has the meaning given it in Section 5.1.

“Permits” means licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, marketing authorizations, other authorizations, registrations, permits, consents and approvals required in connection with the conduct of Borrower’s or any Subsidiary’s business or to comply with any applicable Laws, including, without limitation, drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product), and those issued by State governments for the conduct of Borrower’s or any Subsidiary’s business.

“Permitted Indebtedness” means:

(a) Borrower’s Indebtedness to the Lenders and Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Closing Date and described on Schedule 7.4;

(c) [Reserved];

(d) unsecured Indebtedness to trade creditors incurred in the Ordinary Course of Business;

(e) Indebtedness secured by Permitted Liens; and

(f) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (e) above, provided, however, that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” means:

(a) Investments existing on the Closing Date and described on Schedule 7.7;

(b) Investments consisting of Cash Equivalents; and

(c) Investments in Subsidiaries permitted pursuant to Section 6.10 of this Agreement.

“Permitted Liens” means:

(a) Liens existing or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided, however, that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended , and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, however, that they have no priority over any of Agent’s Lien and the aggregate amount of such Liens does not any time exceed Fifty Five Thousand Dollars ($50,000);

(e) leases or subleases of real property granted in the Ordinary Course of Business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the Ordinary Course of Business, if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest;

(f) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred made in the Ordinary Course of Business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions to secure payment of fees and similar costs and expenses subject to Borrower’s compliance with Section 6.6(b) hereof;

(g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the Ordinary Course of Business (other than Liens imposed by ERISA);

(h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.5 or 8.7;

(i) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and similar charges or encumbrances affecting real property not constituting a Material Adverse Change;

(j) non-exclusive licenses of Intellectual Property granted to third parties in the Ordinary Course of Business; and

(k) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) and (c) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge Agreement” has the meaning given it in Section 3.1(c).

“Prepayment Fee” means with respect to the Term Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in an amount equal to:

(a) for a prepayment made on or after the Closing Date through and including the date which is twelve (12) months after the Closing Date, four percent (4.0%) multiplied by, in the case of a prepayment of the entire Term Loan, the outstanding principal amount of the Term Loan and, in the case of a prepayment of a portion of the Term Loan, the amount of the outstanding principal of the Term Loan prepaid;

(b) for a prepayment made after the date which is twelve (12) months after the Closing Date through and including the date which is twenty-four (24) months after the Closing Date, three percent (3.0%) multiplied by, in the case of a prepayment of the entire Term Loan, the outstanding principal amount of the Term Loan and, in the case of a prepayment of a portion of the Term Loan, the amount of the outstanding principal of the Term Loan prepaid; and

(c) for a prepayment made after the date which is twenty-four (24) months after the Closing Date and prior to the Maturity Date, one percent (1.0%) multiplied by, in the case of a prepayment of the entire Term Loan, the outstanding principal amount of the Term Loan and, in the case of a prepayment of a portion of the Term Loan, the amount of the outstanding principal of the Term Loan prepaid.

“Pro Rata Share” means, as determined by Agent, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the amount of the Term Loan held by such Lender by the outstanding aggregate amount of the Term Loan.

“Products” means any products manufactured, sold, developed, tested or marketed by any Borrower or any of its Subsidiaries, including without limitation, those products set forth on Schedule 5.11 (as updated from time to time in accordance with Section 6.2(d) above); provided, however, that if Borrower shall fail to comply with the obligations under Section 6.2(d) to give notice to Agent and update Schedule 5.11 prior to manufacturing, selling, developing, testing or marketing any new Product, any such improperly undisclosed Product shall be deemed to be included in this definition; and provided, further, that (i) products manufactured by Borrower for unaffiliated third parties and (ii) products previously manufactured, sold, developed, tested or marketed by LecTec Corporation more than five (5) years prior to the Closing Date which are no longer manufactured, sold, developed, tested or marketed by Borrower or its predecessors, and have not been for the last five (5) years, shall not be deemed “Products” hereunder.

“Registered Organization” means any “registered organization” as defined in the Code, with such additions to such term as may hereafter be made.

“Required Lenders” means Lenders having (a) more than 60% of the Term Loan Commitments of all Lenders, or (b) if such Term Loan Commitments have expired or been terminated, more than 60% of the aggregate outstanding principal amount of the Term Loan; provided, however, that so long as a party that is a Lender hereunder on the Closing Date does not assign any portion of its Term Loan Commitment or Term Loan, the term “Required Lenders” shall include such Lender. For purposes of this definition only, a Lender shall be deemed to include itself, and any Lender that is an Affiliate or Approved Fund of such Lender.

“Required Permit” means a Permit (a) issued or required under Laws applicable to the business of Borrower or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of Borrower or any of its Subsidiaries or any Drug Application (including without limitation, at any point in time, all licenses, approvals and permits issued by the FDA or any other applicable Governmental Authority necessary for the manufacture, marketing or sale of any Product by any applicable Borrower(s) as such activities are being conducted by such Borrower with respect to such Product at such time), and (b) issued by any Person from which Borrower or any of their Subsidiaries have received an accreditation.

“Requirement of Law” means as to any Person, the organizational or governing documents of such Person, and any Law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any of the President and Chief Executive Officer or Chief Financial Officer of Borrower.

“SBIC Letter Agreement” means that certain letter agreement dated as of the date hereof executed by Borrower in favor of Agent.

“Secured Promissory Note” has the meaning given it in Section 2.7.

“Secured Promissory Note Record” means a record maintained by each Lender with respect to the outstanding Obligations and credits made thereto.

“Securities Account” means any “securities account”, as defined in the Code, with such additions to such term as may hereafter be made.

“Six Month Testing Period” means the immediately preceding six (6) calendar months ended as of the end of any calendar month.

“Stated Rate” has the meaning given to it in Section 2.3(f).

“Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more of Affiliates of such Person.

“Term Loan” has the meaning given it in Section 2.2(a).

“Term Loan Commitment” means, for any Lender, the obligation of such Lender to make its Pro Rata Share of the Term Loan, up to the principal amount shown on Schedule 1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Testing Date” means the first (1st) day of each calendar month.

“Testing Period” means either a Six Month Testing Period or a Twelve Month Testing Period, as the context requires.

“Transfer” has the meaning given it in Section 7.1.

“Twelve Month Testing Period” means the immediately preceding twelve (12) calendar months ended as of the end of any calendar month.

“Warrants” means those certain Warrants to Purchase Stock dated as of the Closing Date executed by AxoGen Inc in favor of each Lender or such Lender’s Affiliates.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

BORROWER:

AXOGEN, INC. (f/k/a LecTec Corporation)

By:	/s/ Karen Zaderej
Name:	Karen Zaderej
Title:	Chief Executive Officer

AXOGEN CORPORATION

By:	/s/ Karen Zaderej
Name:	Karen Zaderej
Title:	Chief Executive Officer

LOAN AND SECURITY AGREEMENT

SIGNATURE PAGE 1

AGENT:

MIDCAP FINANCIAL SBIC, LP,

as Agent for Lenders

By:	MidCap Financial SBIC GP, LLC

By	/s/ Josh Groman
Name:	Josh Groman
Title:	Managing Director

LOAN AND SECURITY AGREEMENT

SIGNATURE PAGE 2

LENDERS:

MIDCAP FINANCIAL SBIC, LP,

as a Lender

By: MidCap Financial SBIC GP, LLC

By	/s/ Josh Groman
Name:	Josh Groman
Title:	Managing Director

Address for notices:

MidCap Funding III, LLC

7255 Woodmont Avenue, Suite 200

Bethesda, Maryland 20814

Attention: Portfolio Management- Life Sciences

Fax: (301) 941-1450

E-Mail: Lviera@midcapfinancial.com

with a copy to:

Midcap Financial, LLC

7255 Woodmont Avenue, Suite 200

Bethesda, Maryland 20814

Attention: General Counsel

Fax: (301) 941-1450

E-Mail: Rgoodridge@midcapfinancial.com

LOAN AND SECURITY AGREEMENT

SIGNATURE PAGE 3

SILICON VALLEY BANK,

as a Lender

By:	/s/ M Scott Mcarty
Name:	M. Scott McCarty
Title:	Vice President

Address for notices:

3353 Peachtree Road, NE

North Tower, Suite M-10

Atlanta, Georgia 30326

Attention: M. Scott McCarty

Fax: (404) 467-4467

E-mail: smccarty@svb.com

LOAN AND SECURITY AGREEMENT

SIGNATURE PAGE 4

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Collateral

Exhibit B	Loan Payment / Advance Request Form

Exhibit C	Compliance Certificate

Exhibit D	Secured Promissory Note

Exhibit E	Form of Warrant

Exhibit F	Form of Pledge Agreement

SCHEDULES

Schedule 1	Lenders and Commitments

Schedule 5.1	Organizational Information

Schedule 5.1(a)	Changes in Organizational Information in Past 5 Years

Schedule 5.2	Collateral Disclosures

Schedule 5.2(d)	Intellectual Property

Schedule 5.2(e)	Locations of Collateral

Schedule 5.3	Litigation

Schedule 5.6	Required Permits and Consents

Schedule 5.11	Products and Required Permits

Schedule 6.13	Post Closing Obligations

Schedule 7.4	Indebtedness

Schedule 7.7	Investments

EXHIBIT A

COLLATERAL

The Collateral consists of all assets of Borrower, including all of Borrower’s right, title and interest in and to the following personal property:

(a) all goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, investment accounts, commodity accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

(b) all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Agent and Lenders further acknowledge that the Collateral shall not include more than 65% of the voting securities of any Subsidiary that is not organized under the laws of the United States or any of its states (each a “Foreign Subsidiary”) if such pledge would cause a material increase in the Borrower’s federal income tax liability.

Pursuant to the terms of a certain negative pledge arrangement with Agent and Lenders, Borrower has agreed not to encumber any of its Intellectual Property without Agent’s and Lenders’ prior written consent.

EXHIBIT B

LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE IS NOON EASTERN TIME

Date:             , 201

LOAN PAYMENT:

From Account #	To Account #

(Deposit Account #)	(Loan Account #)

Principal $ and/or Interest $

Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Beneficiary Name:	Amount of Wire: $
Beneficiary Lender:	Account Number:
City and State:

Beneficiary Lender Transit (ABA) #:	Beneficiary Lender Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Lender:	Transit (ABA) #:

For Further Credit to:
Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me.

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	MidCap Financial SBIC, LP, as Agent
FROM:
DATE:	, 201

The undersigned authorized officer of AxoGen, Inc., a Minnesota corporation and AxoGen Corporation, a Delaware corporation (either individually or collectively as the context may require, as “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower, Agent and the Lenders (the “Agreement”):

(1) Borrower is in complete compliance with all required covenants for the month ending                     , 201    , except as noted below;

(2) there are no Events of Default;

(3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 and 6.4 of the Agreement;

(5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent; and

(6) Borrower is in complete compliance with the financial covenant set forth in Section 6.11 of the Agreement for this Testing Date and attached hereto are computations evidencing Borrower’s compliance with the financial covenant set forth in Section 6.11 of the Agreement.

Attached are the required documents supporting the certifications set forth in this Compliance Certificate. The undersigned certifies, in his/her capacity as an officer of the Borrower, that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges, in his/her capacity as an officer of Borrower, that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly Financial Statements	Monthly within 30 days	Yes No
Audited Financial Statements	Annually within 120 days after FYE	Yes No
Board Approved Projections	Annually within 30 days after FYE	Yes No
Compliance Certificate	Monthly within 30 days	Yes No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

AXOGEN, INC.	AGENT USE ONLY

By:	Received by:
Name:	AUTHORIZED SIGNER
Title:	Date:

Verified:
AXOGEN CORPORATION	AUTHORIZED SIGNER
Date:
By:
Name:	Compliance Status: Yes No
Title:

EXHIBIT D

SECURED PROMISSORY NOTE

(Attached)

SECURED PROMISSORY NOTE

$ ,000,000.00	September 30, 2011

FOR VALUE RECEIVED, AXOGEN, INC., a Minnesota corporation and AXOGEN CORPORATION, a Delaware corporation (collectively, “Borrower”) hereby promises to pay to the order of                     , or the holder of this Note (“Lender”), with an address of 7255 Woodmont Avenue, Suite 200, Bethesda, Maryland 20814, or such other place of payment as the holder of this Secured Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of              Million and No/100 Dollars ($        ,000,000.00), or such other principal amount as Lender has advanced to Borrower under the Loan Agreement (as hereinafter defined), together with interest in accordance therewith (or if and when applicable, at a rate equal to the Default Rate (as defined in the Loan Agreement)) based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month until the principal balance is paid in full.

This Promissory Note is executed and delivered in connection with that certain Loan and Security Agreement of even date herewith by and among Borrower, MidCap Financial SBIC, LP, as agent for Lenders, and Lender, and the other lenders named therein from time to time (as the same may from time to time be amended, modified, restated or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note, and upon any such Event of Default, all principal and interest and other obligations owing under this Promissory Note may be accelerated and declared immediately due and payable as provided for in the Loan Agreement. Reference to the Loan Agreement shall not affect or impair the absolute and unconditional obligation of Borrower to pay all principal and interest and premium, if any, under this Promissory Note as otherwise provided herein.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the Uniform Commercial Code as in effect in the State of Maryland or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of Maryland. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of Maryland, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction. Without limiting the generality of the preceding paragraph, the provisions of Section 11 of the Loan Agreement regarding jurisdiction, venue and jury trial waiver are incorporated herein.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be executed as of the day and year first above written under seal

AXOGEN, INC.
By:	(SEAL)
Name:
Title:

AXOGEN CORPORATION
By:	(SEAL)
Name:
Title:

EXHIBIT E

WARRANT

(Attached)

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS PROVIDED HEREIN, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS PERMITTED UNDER RULE 144 OF THE ACT OR IS EXEMPT FROM SUCH REGISTRATION.

COMMON STOCK PURCHASE WARRANT

AXOGEN, INC.

Warrant Shares: [ ]	Issue Date: September 30, 2011

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [                    ], its successors and assigns (together, “Holder”) is entitled, at any time on or after the Issue Date specified above and on or prior to the close of business on September 30, 2021 (the “Expiration Date”), to purchase from AxoGen, Inc., a Minnesota corporation (the “Company”), up to [            ] shares (the “Shares”) of the Common Stock, par value $[        ] per share, of the Company (the “Common Stock”) at a purchase price per share equal to $[        ] (the “Warrant Price”), subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant in whole or in part by delivering to the Company a duly executed facsimile or electronic (pdf) copy of a Notice of Exercise in substantially the form attached as Appendix 1 (or by delivery of an original or copy of such Notice of Exercise by any other method permitted for providing notices under Article 5.4). Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a certified or bank cashier’s check, wire transfer of immediately available funds (to an account designated by the Company), or other form of payment acceptable to the Company, in the amount of the aggregate Warrant Price for the Shares being purchased. As used herein, “Trading Day” means a day on which the principal Trading Market is open for trading, and “Trading Market” means any of the following markets or exchanges on which the Common Stock is or has most recently been listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

1.2 Conversion Right. If the Fair Market Value of one Share (as determined pursuant to Article 1.3) is greater than the Warrant Price (at the date of such calculation), then in lieu of exercising this Warrant as specified in Article 1.1, Holder may, at its option, from time to time convert this Warrant, in whole or in part and without any obligation to pay the Warrant Price, into that number of Shares determined by dividing (a) the aggregate Fair Market Value of the Shares or other securities in respect of which this Warrant is being converted minus the aggregate Warrant Price of such Shares by (b) the Fair Market Value of one Share. The Fair

Market Value of one Share shall be determined pursuant to Article 1.3 and this Warrant shall automatically be deemed to be converted as provided in Article 5.7.

1.3 Fair Market Value. “Fair Market Value” shall mean, with respect to one Share for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the average of the daily volume weighted average price of the Common Stock for the ten (10) Trading Days immediately prior to such date (the “10-Day Trailing Average Price”) on the principal Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (b) if the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “OTC Bulletin Board”) is not a Trading Market, the 10-Day Trailing Average Price on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) as reasonably determined by the Board of Directors of the Company in good faith (provided, that in the event Holder’s conversion right under Article 1.2 is exercised or deemed exercised in connection with an Acquisition, the Fair Market Value shall be determined based upon the cash and fair market value of any securities and other consideration as would have been paid for or in respect of each Share issuable (as of immediately prior to the closing of the Acquisition) upon exercise of this Warrant as if such Share had been issued and outstanding on and as of the closing of such Acquisition).

1.4 Delivery of Certificate and New Warrant. Within three (3) Trading Days after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant of like tenor representing the Shares not so acquired. The Shares shall be deemed to have been issued, and Holder or any other person designated by Holder to be named therein shall be deemed to have become a holder of record of such Shares for all purposes as of the date the Warrant shall have been exercised or converted. If the Company fails to deliver a certificate or certificates for the Shares as provided herein, in addition to any other remedy available to Holder hereunder, at law or in equity, Holder will have the right to rescind the exercise or conversion of this Warrant.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6 Treatment of Warrant Upon Acquisition of Company.

1.6.1 “Acquisition”. For the purposes of this Warrant, “Acquisition” means, whether direct or indirect and whether in one or a series of related transactions, any sale, assignment, exclusive license, transfer or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, merger, share exchange, or sale of outstanding equity securities of the Company by the holders thereof where the holders of the Company’s outstanding voting equity securities as of immediately before the transaction beneficially own less than a majority of the outstanding voting equity securities of the surviving or successor entity as of immediately after the transaction (other than by the sale of the Company’s equity securities for cash proceeds in a public offering or to venture capital investors so long as the Company identifies to Holder the venture capital investors prior to the closing of the transaction) or, if such Company stockholders beneficially own a majority of the outstanding voting equity securities of the surviving or successor entity as of immediately after the transaction, such surviving or successor entity is not the Company.

1.6.2 Treatment of Warrant at Acquisition.

A) Holder agrees that, in the event of an Acquisition in which the sole consideration is cash and/or Marketable Securities, this Warrant shall, subject to Article 5.7, terminate on and as of the closing of such Acquisition to the extent not previously exercised. The Company shall provide Holder with written notice of any proposed Acquisition not later than ten (10) days prior to the closing thereof setting forth the material terms and conditions thereof.

B) Upon the closing of any Acquisition other than as particularly described in subsection (A) above, the surviving or successor entity shall assume this Warrant and the obligations of the Company hereunder, and this Warrant shall, from and after such closing, be exercisable for the same class, number and kind of securities, cash and other property as would have been paid for or in respect of the Shares issuable (as of immediately prior to such closing) upon exercise in full hereof as if such Shares had been issued and outstanding on and as of such closing, at an aggregate Warrant Price equal to the aggregate Warrant Price in effect as of immediately prior to such closing (with the Warrant Price being appropriately adjusted and apportioned based upon such securities, cash and other property in order to protect the economic value of this Warrant immediately prior to the closing of such Acquisition); and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. Upon the closing of any Acquisition other than as particularly described in subsection (A) above, the Company shall cause any surviving or successor entity in an Acquisition in which the Company is not the surviving or successor entity to assume in writing all of the obligations of the Company under this Warrant prior to the closing of such Acquisition.

C) As used in this Article 1.6, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise or convert this Warrant on or prior to the closing thereof is then traded on a Trading Market, and (iii) Holder would not be restricted by contract or by applicable federal and state securities laws from re-selling, within six (6) months and one day following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of the Common Stock payable in additional shares of the Common Stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the outstanding shares of the Common Stock by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Conversion or Substitution. Upon any reclassification, exchange, conversion, substitution or similar event affecting the outstanding shares of the Common Stock, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised in full immediately before such reclassification, exchange, conversion, substitution or similar event, at an aggregate Warrant Price not exceeding the aggregate Warrant Price in effect as of immediately prior thereto. The Company or its successor shall promptly issue to Holder a certificate pursuant to Article 2.6 hereof setting forth the number, class and series or other designation of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, conversion, substitution or similar event. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, conversions, substitutions, and similar events.

2.3 Common Stock Rights and Dividends.

2.3.1 In addition to any adjustments pursuant to Articles 2.1 and 2.2 above, if any time the Company grants, issues or sells any options, warrants, convertible securities or rights to purchase or acquire stock, warrants, securities or other property pro rata to, in each case, all of the record holders of the Common Stock (the “Stock Rights”), then Holder will be entitled to acquire, upon the terms applicable to such Stock Rights, the aggregate Stock Rights which Holder could have acquired if Holder had held the number of Shares acquirable upon complete exercise or conversion of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Stock Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Stock Rights.

2.3.1 If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrant to subscribe for or purchase any security, then in each such case the Warrant Price shall be adjusted by multiplying the Warrant Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Fair Market Value determined as of the record date mentioned above and of which the numerator shall be such Fair Market Value on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Company’s board of directors in good faith. Such adjustments shall be described in a statement provided to Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock and shall be made whenever any distribution is made and shall become effective immediately after the record date mentioned above.

2.4 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution, issue, sale of securities, closing of its stockholder books and records, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such actions as may be necessary or appropriate to protect Holder’s rights under this Warrant against impairment.

2.5 Fractional Shares. No fractional Share shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder cash in the amount computed by multiplying the fractional interest by the Fair Market Value (as determined pursuant to Article 1.3 above) of a full Share.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Common Stock and/or number of Shares, or upon the occurrence of any transaction or event described in this Article 2, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price, Common Stock and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price, Common Stock and number of Shares.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to, and agrees with, Holder as follows:

3.1.1 Corporate Existence. The Company is a corporation duly organized, validly existing and in good standing in its jurisdiction of incorporation, has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in all jurisdictions where such qualification is required.

3.1.2 Corporate Authority. The Company has all requisite legal and corporate power and authority to executed, issue and deliver this Warrant, to issue the Shares issuable upon exercise or conversion of this Warrant, and to carry out and perform its obligations under this Warrant.

3.1.3 Corporate Action. All corporate action on the part of the Company, its officers, directors and shareholders, necessary for the authorization, execution, delivery and performance of its obligations under this Warrant and for the authorization, issuance and delivery of this Warrant and the Shares issuable upon exercise or conversion hereof has been taken and this Warrant constitutes the legally binding and valid obligation of the Company enforceable in accordance with its terms.

3.1.4 No Violation. The execution, delivery and performance of this Warrant will not result in (i) any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of the Company’s Certificate of Incorporation or by-laws, any provision of any judgment, decree, or order to which the Company is a party, by which it is bound, or to which any of its material assets are subject, any contract, obligation or commitment to which the Company is a party or by which it is bound, or (ii) the creation of any lien, charge, encumbrance or restriction on any assets of the Company

3.1.5 Authorized Shares. The Company shall at all times during the term of this Warrant keep reserved out of its authorized and unissued capital stock a sufficient number of shares of Common Stock to permit exercise in full of this Warrant. All Shares which may be issued upon the exercise or conversion of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.3 No Shareholder Rights. Except as provided in this Warrant, Holder will not have any rights as a shareholder of the Company with respect to the Shares issuable hereunder until the exercise or conversion of this Warrant.

ARTICLE 4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF HOLDER. Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

ARTICLE 5. MISCELLANEOUS.

5.1 Term. This Warrant is exercisable or convertible in whole or in part at any time and from time to time on or before the Expiration Date.

5.2 Legend. Each certificate representing Shares issued upon any exercise or conversion hereof shall be imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS PROVIDED IN THAT CERTAIN COMMON STOCK PURCHASE WARRANT ISSUED BY THE COMPANY TO MIDCAP FINANCIAL SBIC, LP DATED AS OF SEPTEMBER 30, 2011, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS PERMITTED UNDER RULE 144 OF THE ACT OR IS EXEMPT FROM SUCH REGISTRATION.

Notwithstanding the foregoing, neither this Warrant nor any certificate or instrument evidencing this Warrant or the Shares shall bear (and the Company hereby agrees to remove or not to affix, as applicable, as provided herein) any restrictive or other legend, notice or provision (including without limitation the legend included on the first page of this Warrant as of the Issue Date or any similar legend) restricting the sale or transfer of this Warrant or the Shares, in each case at such time as the Holder has provided reasonable evidence to the Company (including any customary broker’s or transferring stockholder’s letters but expressly excluding an opinion of counsel other than with respect to clauses (D) and (E) below) that: (A) a transfer of this Warrant or the Shares, as applicable, has been made pursuant to SEC Rule 144 (assuming the transferor is not an “affiliate” (as defined in SEC Rule 144) of the Company); (B) the Warrant or the Shares, as applicable, are then eligible for transfer pursuant to SEC Rule 144(b)(i); (C) a transfer of this Warrant or the Shares has been made for no consideration to an affiliate of Holder or has otherwise been made to any affiliate of Holder who is an “accredited investor” as defined in Regulation D promulgated under the Act, and that is otherwise in compliance with all applicable securities laws; (D) in connection with any other sale or transfer, provided that upon the request of the Company, such Holder provides the Company with an opinion of counsel to such Holder, in a reasonably acceptable form to the Company, to the effect that such sale or transfer may be made without registration under the applicable requirements of the Act; or (E) such a legend, notice or provision is not required by, and is not required in order to establish compliance with any provisions of, the Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the Securities & Exchange Commission), provided that upon the request of the Company, such Holder provides the Company with an opinion of counsel to such Holder, in a reasonably acceptable form to the Company, to such effect.

Within three (3) Trading Days of any written request by Holder (together with the original Warrant or the certificate evidencing the Shares, as applicable, and the reasonable evidence described above, and an opinion, if applicable) requesting removal of the legend, notice or provision restricting the sale or transfer of this Warrant or the Shares, as applicable (whether pursuant to a transfer or otherwise under the circumstances described in the preceding sentence), the Company shall remove any such legend, notice or provision restricting the sale or transfer of this Warrant or the Shares, as applicable. For all purposes of Article 1.4, the Company shall not be deemed to have delivered to Holder Shares unless and until the Company shall have fully complied with all of the terms and conditions of this Article 5.2 (if removal has been requested by the Holder in compliance with this Article 5.2).

5.3 Compliance with Securities Laws on Transfer; Transfer Procedure. This Warrant and the Shares may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company, except as otherwise provided in Section 5.2 above). Subject to the foregoing, upon providing the Company with written notice of the transfer, Holder may transfer all or part of this Warrant (and all rights hereunder) or the Shares issued upon exercise or conversion of this Warrant (or the securities issued upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of such Warrant, Shares and/or other securities being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender such Warrant, and/or the certificate(s) evidencing such Shares (or other securities), properly endorsed to the Company for reissuance to the transferee(s) (and to Holder if applicable). Within a commercially reasonable time after the Company’s receipt of the written notice specified herein and compliance with the preceding sentence, the transfer shall be recorded on the books of the Company. Each transferee, by acceptance of the Warrant and/or Shares and/or such other securities hereby (i) acknowledges and agrees (and shall be deemed to have acknowledged and agreed) to the terms of this Warrant and (ii) makes the same representations and warranties to the Company (and shall be deemed to have made the same representations and warranties to the Company) as the initial Holder has made pursuant to this Warrant. The Company may refuse to transfer this Warrant or the Shares to any person who directly competes with the Company.

5.4 Notices; Business Day. Unless otherwise specifically provided herein, all notices, requests, documents or other communications (collectively, “Communication”) by either the Company or Holder to the other must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail (if an email address is specified herein) or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day. For purposes of this Article 5.4, “Business Day” shall mean any day that is not a Saturday, Sunday or a day on which Holder is closed. Company or Holder may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Article 5.4.

If to Company:

AxoGen, Inc.

13859 Progress Blvd.

Alachua, FL 32615

Attention: Karen Zaderej

Fax: (386) 462-6803

E-Mail: kzaderej@axogeninc.com

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: Fahd M.T. Riaz, Esq.

Fax: (215) 963-5372

E-Mail: friaz@morganlewis.com

If to Holder:

[                                 ]

with a copy to:

[                                 ]

5.5 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.6 Attorneys’ Fees; Remedies. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees and disbursements. Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant.

5.7 Automatic Conversion upon Expiration. Provided that the Fair Market Value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Article 1.3 above is then greater than the Warrant Price then in effect and that Holder does not notify the Company in writing to the contrary prior to such automatic conversion, this Warrant shall, to the extent not previously exercised or converted, automatically be deemed to have been fully converted pursuant to Article 1.2 above (even if not surrendered) as of immediately before any expiration, termination or cancellation of this Warrant, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion, or any consideration payable in respect of such Shares in connection with an Acquisition, if applicable, to Holder or its successor or assigns.

5.8 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.9 Governing Law. This Warrant shall be governed by and construed in accordance with: (a) to the extent applicable, the Minnesota Business Corporation Act, and (b) otherwise for so long as there are any amounts payable pursuant to that certain Loan and Security Agreement, dated as of September 30, 2011, by and among the Company, the lenders referred to therein and MidCap Financial SBIC, LP, as agent for such lenders, the internal domestic laws of the State of Maryland, and thereafter, the internal domestic laws of the state of incorporation of the Company, in each case without giving effect to its principles regarding conflicts of law.

5.10 Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced thereby shall inure to the benefit of and be binding upon the successors and assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of Holder, and, subject to Section 5.3 hereof, its permitted successors and assigns and shall be enforceable by Holder or such successors or assigns.

5.11 Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

5.12 Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

5.13 Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

5.14 No Shareholder Rights. Except as provided in this Warrant, Holder will not have any rights as a shareholder of the Company until the exercise or conversion (pursuant to Section 5.7) of this Warrant.

[Remainder of page left blank intentionally; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Warrant by their duly authorized representatives as of the date first above written.

COMPANY

AXOGEN, INC.

By:
Name: Karen Zaderej
Title: Chief Executive Officer

HOLDER

[ ]

By:
Name:
(Print)
Title:

APPENDIX 1

TO COMMON STOCK PURCHASE WARRANT

NOTICE OF EXERCISE

TO: AXOGEN, INC.

1. The undersigned hereby elects to purchase             Shares of the Common Stock of the Company pursuant to the terms of the Common Stock Purchase Warrant between the undersigned (or the undersigned’s predecessor or assignor), and shall tender payment of the exercise price in full, together with all applicable transfer taxes, if any, in accordance with the terms of the Warrant.

2. Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ the cancellation of such number of Shares as is necessary, in accordance with the formula set forth in Article 1.2 of the Warrant, to exercise this Warrant with respect to the maximum number of Shares purchasable pursuant to the cashless exercise procedure set forth in Article 1.2 of the Warrant.

3. Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

The Shares shall be delivered by physical delivery of a certificate to:

[SIGNATURE OF HOLDER]

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory :

Date:

EXHIBIT F

PLEDGE AGREEMENT

(Attached)

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (this “Agreement”) is made as of September 30, 2011, by and among AXOGEN, INC., a Minnesota corporation and AXOGEN CORPORATION, a Delaware corporation (collectively, the “Pledgor”), and MIDCAP FINANCIAL SBIC, LP, a Delaware limited partnership, as agent (in such capacity, together with its successors and assigns, “Agent”) for itself and the other Lenders (as defined herein).

RECITALS

A. The term “Borrowers”, as used herein, shall mean collectively each Pledgor and such other borrowers that may become “Borrowers” under the Loan and Security Agreement (as defined herein); the term “Borrower”, as used herein, shall mean individually each entity that is one of the Borrowers; and the term “Company” as used herein shall mean, individually and collectively, as the context requires, each “Company” as set forth on Schedule I attached hereto, as such Company relates to its respective “Pledgor” as set forth on such schedule.

B. Pursuant to that certain Loan and Security Agreement dated as of even date herewith among Borrowers, the financial institutions from time to time parties thereto, as lenders (collectively, the “Lenders”), and Agent (as the same may be amended, supplemented, modified, increased, renewed or restated from time to time, the “Loan and Security Agreement”), Agent and Lenders have agreed to make one term loan to Borrowers in an aggregate principal amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000). Borrowers have executed and delivered one or more promissory notes evidencing the indebtedness incurred by Borrowers under the Loan and Security Agreement (as the same may be amended, modified, increased, renewed or restated from time to time, and together with all renewal notes issued in respect thereof, collectively the “Notes”). The terms and provisions of the Loan and Security Agreement and Notes are hereby incorporated by reference in this Agreement.

C. The terms and provisions of the Loan and Security Agreement and Notes are hereby incorporated by reference in this Agreement. This Agreement, the Notes, the Loan and Security Agreement and all of the other documents evidencing, securing and/or governing or executed in connection with the Notes, as the same may be amended, modified, increased, renewed or restated from time to time, are herein referred to collectively as the “Financing Documents”.

D. The term “Obligations”, as used herein, means (1) the principal of, and interest on, the Notes and all other sums, fees, charges and expenses due or payable to Agent and the Lenders under this Agreement or the other Financing Documents, (2) all agreements and covenants with and obligations to Agent and the Lenders arising under, out of, or as a result of or in connection with the Financing Documents, (3) all amounts advanced by Agent and the Lenders to preserve, protect, defend, and enforce their rights under this Agreement and the other Financing Documents or in the collateral encumbered by the Financing Documents, and all expenses incurred by Agent in connection therewith and (4) any and all other present and future indebtedness, liabilities and obligations of every kind and nature whatsoever of Borrowers to Agent and Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, both now and hereafter existing, or due or to become due, whether as borrower, guarantor, surety, indemnitor, assignor, pledgor or otherwise. The term “Loan” as used herein means the loan transaction or transactions giving rise to the Obligations.

E. In connection with Agent and the Lenders entering into the Loan and Security Agreement and agreeing to make the credit accommodations under the Loan and Security Agreement and as security for all of the Obligations, Agent is requiring that each Pledgor shall have executed and delivered this Agreement.

F. Such Pledgor is a member of, shareholder of, partner in or other equity owner in such applicable Company and, as such, will continue to derive substantial benefit by reason of Lenders making the Loan.

AGREEMENT

NOW, THEREFORE, to induce Agent and the Lenders to enter into the Loan and Security Agreement and to make the Loan, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and Agent hereby incorporate hereby by this reference the foregoing Recitals and hereby covenant and agree as follows:

1. Grant of Assignment and Security Interest. Each Pledgor hereby pledges, assigns and grants to Agent, for the benefit of itself and the Lenders, as security for the Obligations a security interest in the following property of such Pledgor (collectively, the “Collateral”), whether now existing or hereafter created or arising:

(a) all of the stock, shares, membership interests, partnership interests and other equity ownership interests in such applicable Company now or hereafter held by such Pledgor (collectively, the “Ownership Interests”) and all of such Pledgor’s rights to participate in the management of such Company, all rights, privileges, authority and powers of such Pledgor as owner or holder of its Ownership Interests in such Company, including, but not limited to, all contract rights, general intangibles, accounts and payment intangibles related thereto, all rights, privileges, authority and powers relating to the economic interests of such Pledgor as owner or holder or its Ownership Interests in such Company, including, without limitation, all investment property, contract rights, general intangibles, accounts and payment intangibles related thereto, all options and warrants of such Pledgor for the purchase of any Ownership Interest in such Company, all documents and certificates representing or evidencing such Pledgor’s Ownership Interests in such Company, all of such Pledgor’s right, title and interest to receive payments of principal and interest on any loans and/or other extensions of credit made by such Pledgor to such Company, and any other right, title, interest, privilege, authority and power of such Pledgor in or relating to such Company, all whether existing or hereafter arising, and whether arising under any operating agreement, shareholders’ agreement, partnership agreement or other agreement, or any bylaws, certificate of formation, articles of organization or other organization or governing documents of such Company (as the same may be amended, modified or restated from time to time) or otherwise, or at law or in equity and all books and records of such Pledgor pertaining to any of the foregoing and all options, warrants, distributions, investment property, cash, instruments and other rights and options from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests, and such Pledgor shall promptly thereafter deliver to Agent a certificate duly executed by such Pledgor describing such percentage interests, options or warrants and certifying that the same have been duly pledged hereunder;

(b) all rights to receive cash distributions, profits, losses and capital distributions (including, but not limited to, distributions in kind and liquidating dividends and distributions) and any other rights and property interests related to the Ownership Interests;

(c) all other securities, instruments or property (including cash) paid or distributed in respect of or in exchange for the Ownership Interests, whether or not as part of or by way of spin-off, merger, consolidation, dissolution, reclassification, combination or exchange of stock (or other Ownership Interests), asset sales, or similar rearrangement or reorganization or otherwise; and

(d) all proceeds (both cash and non-cash) of the foregoing, whether now or hereafter arising with respect to the foregoing.

2. Registration of Pledge in Books of Company; Application of Proceeds. Each Pledgor hereby authorizes and directs the applicable Company to register such Pledgor’s pledge to Agent, for its benefit and the benefit of the Lenders, of the Collateral on the books of such applicable Company and, following written notice to do so by Agent after the occurrence and during the continuance of an Event of Default (as hereinafter defined) under this Agreement, to make direct payment to Agent of any amounts due or to become due to such Pledgor with respect to the Collateral. Any moneys received by Agent shall be applied to the Obligations in such order and manner of application as Agent may from time to time determine in its sole discretion.

3. Rights of Pledgor in the Collateral. So long as no Event of Default has occurred and is continuing under this Agreement, each Pledgor shall be entitled to exercise all voting rights and to receive all dividends and other distributions that may be paid on any Collateral and that are not otherwise prohibited by the Financing Documents. Any cash dividend or distribution payable in respect of the Collateral that is, in whole or in part, a return of capital or that is made in violation of this Agreement or the Financing Documents shall be received by such Pledgor in trust for Agent, for its benefit and the benefit of the Lenders, shall be paid immediately to Agent and shall be retained by Agent as part of the Collateral. Upon the occurrence and during the continuation of an Event of Default, each Pledgor shall, at the written direction of Agent, immediately send a written notice to the applicable Company instructing such applicable Company, and shall cause such applicable Company, to remit all cash and other distributions payable with respect to the Ownership Interests (until such time as Agent notifies such Pledgor that such Event of Default has ceased to exist) directly to Agent. Nothing contained in this paragraph shall be deemed to permit the payment of any sum or the making of any distribution which is prohibited by any of the Financing Documents, if any.

4. Representations and Warranties of Pledgor. Each Pledgor hereby warrants to Agent as follows:

(a) Schedule I and Schedule II are true, correct and complete in all respects;

(b) All of the pledged Ownership Interests of each Pledgor (the “Pledged Interests”) are in certificated form, and are registered in the name of such applicable Pledgor;

(c) The Pledged Interests constitute at least the percentage of all the issued and outstanding Ownership Interests of such applicable Company as set forth on Schedule I;

(d) The Pledged Interests listed on Schedule I are the only Ownership Interests of each applicable Company in which such Pledgor has any rights;

(e) All certificates evidencing the Pledged Interests of each Pledgor have been delivered to Agent;

(f) Pledgor has good and marketable title to the Collateral. Pledgor is the sole owner of all of the Collateral, free and clear of all security interests, pledges, voting trusts, agreements, liens, claims and encumbrances whatsoever, other than the security interests, assignments and liens granted under this Agreement;

(g) No Pledgor has heretofore transferred, pledged, assigned or otherwise encumbered any of its rights in or to the Collateral;

(h) No Pledgor is prohibited under any agreement with any other person or entity, or under any judgment or decree, from the execution and delivery of this Agreement or the performance or discharge of the obligations, duties, covenants, agreements, and liabilities contained in this Agreement;

(i) No action has been brought or threatened that might prohibit or interfere with the execution and delivery of this Agreement or the performance or discharge of the obligations, duties, covenants, agreements, and liabilities contained in this Agreement;

(j) Each Pledgor has full power and authority to execute and deliver this Agreement, and the execution and delivery of this Agreement do not conflict with any agreement to which any Pledgor is a party or any law, order, ordinance, rule, or regulation to which any Pledgor is subject or by which it is bound and do not constitute a default under any agreement or instrument binding upon any Pledgor; and

(k) This Agreement has been properly executed and delivered and constitutes the valid and legally binding obligation of each Pledgor and is fully enforceable against each Pledgor in accordance with its terms.

5. Covenants of Pledgor. Each Pledgor hereby covenants and agrees as follows:

(a) To do or cause to be done all things necessary to preserve and to keep in full force and effect its interests in the Collateral, and to defend, at its sole expense, the title to the Collateral and any part of the Collateral;

(b) To cooperate fully with Agent’s efforts to preserve the Collateral and to take such actions to preserve the Collateral as Agent may in good faith direct;

(c) To cause each applicable Company to maintain proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to the Collateral and which reflect the lien of Agent on the Collateral;

(d) To deliver immediately to Agent any certificates that may be issued following the date of this Agreement representing the Ownership Interests or other Collateral, and to execute and deliver to Agent one or more transfer powers, substantially in the form of Schedule III attached hereto or otherwise in form and content satisfactory to Agent, pursuant to which such Pledgor assigns, in blank, all Ownership Interests and other Collateral (the “Transfer Powers”), which such Transfer Powers shall be held by Agent as part of the Collateral;

(e) To execute and deliver to Agent such financing statements as Agent may request with respect to the Ownership Interests, and to take such other steps as Agent may from time to time reasonably request to perfect Agent’s security interest in the Ownership Interests under applicable law;

(f) Not to sell, discount, allow credits or allowances, assign, extend the time for payment on, convey, lease, assign, transfer or otherwise dispose of the Collateral or any part of the Collateral;

(g) After an Event of Default under the Financing Documents (including but not limited to this Agreement), not to receive any dividend or distribution or other benefit with respect to such applicable Company, and not to vote, consent, waive or ratify any action taken, that would violate or be inconsistent with any of the terms and provisions of this Agreement, or any of the Financing Documents or that would materially impair the position or interest of Agent in the Collateral or dilute the Ownership Interests pledged to Agent under this Agreement;

(h) Not to sell or otherwise dispose of, or create, incur, assume or suffer to exist any lien upon any of the Collateral, other than liens in favor of Agent, for its benefit and the benefit of the Lenders;

(i) That such Pledgor will, upon obtaining ownership of any other Ownership Interests otherwise required to be pledged to Agent, for its benefit and the benefit of the Lenders, pursuant to any of the Financing Documents, which Ownership Interests are not already Pledged Interests, within five (5) Business Days deliver to Agent a Pledge Amendment, duly executed by such Pledgor, in substantially the form of Schedule IV hereto (a “Pledge Amendment”) in respect of any such additional Ownership Interests pursuant to which such Pledgor shall pledge to Agent, for its benefit and the benefit of the Lenders, all of such additional Ownership Interests. Prior to the delivery thereof to Agent, all such additional Ownership Interests shall be held by such Pledgor separate and apart from its other property and in express trust for Agent, for its benefit and the benefit of the Lenders; and

(j) That such Pledgor consents to the admission of Agent (and its assigns or designee) as a member, partner or stockholder of Company upon Agent’s acquisition of any of the Ownership Interests.

6. Rights of Agent. Agent may from time to time and at its option (a) require each Pledgor to, and each Pledgor shall, periodically deliver to Agent records and schedules, which show the status of the Collateral and such other matters which affect the Collateral; (b) verify the Collateral and inspect the books and records of Company and make copies of or extracts from the books and records; and (c) notify any prospective buyers or transferees of the Collateral of Agent’s interest in the Collateral. Each Pledgor agrees that Agent may at any time take such steps as Agent deems reasonably necessary to protect Agent’s interest in and to preserve the Collateral. Each Pledgor hereby consents and agrees that Agent may at any time or from time to time pursuant to the Loan and Security Agreement (a) extend or change the time of payment and/or the manner, place or terms of payment of any and all Obligations, (b) supplement, amend, restate, supercede, or replace the Loan and Security Agreement or any other Financing Documents, (c) renew, extend, modify, increase or decrease loans and extensions of credit under the Loan and Security Agreement, (d) modify the terms and conditions under which loans and extensions of credit may be made under the Loan and Security Agreement, (e) settle, compromise or grant releases for any Obligations and/or any person or persons liable for payment of any Obligations, (f) exchange, release, surrender, sell, subordinate or compromise any collateral of any party now or hereafter securing any of the Obligations and (g) apply any and all payments received from any source by Agent at any time against the Obligations in any order as Agent may determine pursuant to the terms of the Loan and Security Agreement; all of the foregoing in such manner and upon such terms as Agent may determine and without notice to or further consent from any Pledgor and without impairing or modifying the terms and conditions of this Agreement which shall remain in full force and effect, provided, that such is done pursuant to its rights and the terms of the Loan and Security Agreement.

This Agreement shall remain in full force and effect and shall not be limited, impaired or otherwise affected in any way by reason of (i) any delay in making demand on any Pledgor for or delay in enforcing or failure to enforce, performance or payment of any Obligations, (ii) any failure, neglect or omission on Agent’s part to perfect any lien upon, protect, exercise rights against, or realize on, any property of any Pledgor or any other party securing the Obligations, (iii) any failure to obtain, retain or preserve, or the lack of prior enforcement of, any rights against any person or persons or in any property, (iv) the invalidity or unenforceability of any Obligations or rights in any Collateral under the Loan and Security Agreement, (v) the existence or nonexistence of any defenses which may be available to any

Pledgor with respect to the Obligations, or (vi) the commencement of any bankruptcy, reorganization; liquidation, dissolution or receivership proceeding or case filed by or against any Pledgor or any Borrower.

7. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (an “Event of Default”) under this Agreement:

(a) the failure of any Pledgor to perform, observe, or comply with any of the provisions of this Agreement, where such failure shall remain uncured for a period of ten (10) days after the date of written notice from Agent to such Pledgor;

(b) any representation, warranty or information made or given in this Agreement or in any report, statement, schedule, certificate, opinion (including any opinion of counsel for any Pledgor), financial statement or other document furnished by any Pledgor in connection with this Agreement shall prove to have been false or misleading when made or given in any material respect; or

(c) the occurrence of an Event of Default (as defined in any of the Financing Documents) or the continuance of any default under the Financing Documents beyond any applicable grace or cure period provided for therein.

8. Rights of Agent Following Event of Default. Upon the occurrence and during the continuance of an Event of Default under this Agreement (and in addition to all of its other rights, powers and remedies under this Agreement), Agent may, at its option, without notice to any Pledgor or any other party, do any one or more of the following:

(a) Declare any unpaid balance of the Obligations to be immediately due and payable (the occurrence or nonoccurrence of an Event of Default shall in no manner impair the ability of Agent to demand payment of any portion of the Obligations that is payable upon demand);

(b) Proceed to perform or discharge any and all of any Pledgor’s obligations, duties, responsibilities, or liabilities and exercise any and all of its rights in connection with the Collateral for such period of time as Agent may deem appropriate, with or without the bringing of any legal action in or the appointment of any receiver by any court;

(c) Do all other acts which Agent may deem necessary or proper to protect Agent’s security interest in the Collateral and carry out the terms of this Agreement;

(d) Exercise all voting and management rights of any Pledgor as to such applicable Company or otherwise pertaining to the Collateral, and each Pledgor, forthwith upon the request of Agent, shall use its best efforts to secure, and cooperate with the efforts of Agent to secure (if not already secured by Agent), all the benefits of such voting and management rights.

(e) Sell the Collateral in any manner permitted by the UCC; and upon any such sale of the Collateral, Agent may (i) bid for and purchase the Collateral and apply the expenses of such sale (including, without limitation, attorneys’ fees) as a credit against the purchase price, or (ii) apply the proceeds of any sale or sales to other persons or entities, in whatever order Agent in its sole discretion may decide, to the expenses of such sale (including, without limitation, attorneys’ fees), to the Obligations, and the remainder, if any, shall be paid to such applicable Pledgor or to such other person or entity legally entitled to payment of such remainder; and

(f) Proceed by suit or suits in law or in equity or by any other appropriate proceeding or remedy to enforce the performance of any term, covenant, condition, or agreement contained in this Agreement, and institution of such a suit or suits shall not abrogate the rights of Agent to pursue any other remedies granted in this Agreement or to pursue any other remedy available to Agent either at law or in equity.

Agent shall have all of the rights and remedies of a secured party under the UCC and other applicable laws. All costs and expenses, including reasonable attorneys’ fees and expenses, incurred or paid by Agent in exercising or protecting any interest, right, power or remedy conferred by this Agreement, shall bear interest at a per annum rate of interest equal to the then highest rate of interest charged on any of the Obligations from the date of payment until repaid in full and shall, along with the interest thereon, constitute and become a part of the Obligations secured by this Agreement.

Each Pledgor hereby constitutes and appoints Agent or any of its agents as the attorney-in-fact of such Pledgor after the occurrence and during the continuance of an Event of Default under the Financing Documents (including but not limited to this Agreement) to take such actions and execute such documents as Agent may deem appropriate in the exercise of the rights and powers granted to Agent in this Agreement, including, but not limited to, filling-in blanks in the Transfer Power to cause a transfer of the Ownership Interests and other Collateral pursuant to a sale of the Collateral. The power of attorney granted hereby shall be irrevocable and coupled with an interest and shall terminate only upon the payment in full of the Obligations. Each Pledgor shall indemnify and hold Agent harmless for all losses, costs, damages, fees, and expenses suffered or incurred in connection with the exercise of this power of attorney and shall release Agent from any and all liability arising in connection with the exercise of this power of attorney.

9. Performance by Agent. If any Pledgor shall fail to perform, observe or comply with any of the conditions, terms, or covenants contained in this Agreement or any of the other Financing Documents, Agent, without notice to or demand upon any Pledgor and without waiving or releasing any of the Obligations or any Event of Default, may (but shall be under no obligation to) at any time thereafter perform such conditions, terms or covenants for the account and at the expense of such Pledgor, and may enter upon the premises of such Pledgor for that purpose and take all such action on the premises as Agent may consider necessary or appropriate for such purpose. All sums paid or advanced by Agent in connection with the foregoing and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the foregoing, together with interest thereon at a per annum rate of interest equal to the then highest rate of interest charged on the principal of any of the Obligations, from the date of payment until repaid in full, shall be paid by Pledgor to Agent on demand and shall constitute and become a part of the Obligations secured by this Agreement.

10. Indemnification. Agent shall not in any way be responsible for the performance or discharge of, and Agent does not hereby undertake to perform or discharge, any obligation, duty, responsibility, or liability of any Pledgor in connection with the Collateral or otherwise. Each Pledgor hereby agrees to indemnify Agent and hold Agent harmless from and against all losses, liabilities, damages, claims, or demands suffered or incurred by reason of this Agreement or by reason of any alleged responsibilities or undertakings on the part of Agent to perform or discharge any obligations, duties, responsibilities, or liabilities of any Pledgor in connection with the Collateral or otherwise; provided, however, that the foregoing indemnity and agreement to hold harmless shall not apply to losses, liabilities, damages, claims, or demands suffered or incurred by reason of Agent’s own gross negligence or willful misconduct. Agent shall have no duty to collect any amounts due or to become due in connection with the Collateral or enforce or preserve any Pledgor’s rights under this Agreement.

11. Termination. Upon payment in full of the Obligations, and termination of any further obligation of Agent and the Lenders to extend any credit to Borrower under the Financing Documents, this Agreement shall terminate and Agent shall promptly execute appropriate documents to evidence such termination.

12. Release. Without prejudice to any of Agent’s rights under this Agreement, Agent may take or release other security for the payment or performance of the Obligations, may release any party primarily or secondarily liable for the Obligations, and may apply any other security held by Agent to the satisfaction of the Obligations.

13. Pledgor’s Liability Absolute. The liability of each Pledgor under this Agreement shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against any Pledgor or any other person, nor against other securities or liens available to Agent or Agent’s respective successors, assigns, or agents. Each Pledgor waives any right to require that resort be had to any security or to any balance of any deposit account or credit on the books of Agent in favor of any other person.

14. Preservation of Collateral. Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral and in preserving rights under this Agreement if Agent takes action for those purposes as such Pledgor may reasonably request in writing, provided, however, that failure to comply with any such request shall not, in and of itself, be deemed a failure to exercise reasonable care, and no failure by Agent to preserve or protect any rights with respect to the Collateral or to do any act with respect to the preservation of the Collateral not so requested by such Pledgor shall be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral.

15. Private Sale. Each Pledgor recognizes that Agent may be unable to effect a public sale of the Collateral by reason of certain provisions contained in the federal Securities Act of 1933, as amended, and applicable state securities laws and, under the circumstances then existing, may reasonably resort to a private sale to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Collateral for their own account for investment and not with a view to the distribution or resale of the Collateral. Each Pledgor agrees that a private sale so made may be at a price and on other terms less favorable to the seller than if the Collateral were sold at public sale and that Agent has no obligation to delay sale of the Collateral for the period of time necessary to permit such Pledgor, even if such Pledgor would agree to register or qualify the Collateral for public sale under the Securities Act of 1933, as amended, and applicable state securities laws. Each Pledgor agrees that a private sale made under the foregoing circumstances and otherwise in a commercially reasonable manner shall be deemed to have been made in a commercially reasonable manner under the UCC.

16. General.

(a) Final Agreement and Amendments. This Agreement, together with the other Financing Documents, constitutes the final and entire agreement and understanding of the parties and any term, condition, covenant or agreement not contained herein or therein is not a part of the agreement and understanding of the parties. Neither this Agreement, nor any term, condition, covenant or agreement hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

(b) Waiver. No party hereto shall be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing (and, without limiting the generality of the foregoing, no delay or omission by any party hereto in exercising any such right shall be deemed a waiver of its future exercise). No such waiver made in any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right. No single or partial exercise of any power or right shall preclude other or further exercise of the power or right or the exercise of any other power or right. No course of dealing between the parties hereto shall be construed as an amendment to this Agreement or a waiver of any provision of this Agreement. No notice to or demand on any Pledgor in any case shall thereby entitle such Pledgor to any other or further notice or demand in the same, similar or other circumstances.

(c) Headings. The headings of the Sections, subsections, paragraphs and subparagraphs hereof are provided herein for and only for convenience of reference, and shall not be considered in construing their contents.

(d) Construction. As used herein, all references made (i) in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (ii) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, and (iii) to any Section, subsection, paragraph or subparagraph shall, unless therein expressly indicated to the contrary, be deemed to have been made to such Section, subsection, paragraph or subparagraph of this Agreement. The Recitals are incorporated herein as a substantive part of this Agreement and the parties hereto acknowledge that such Recitals are true and correct.

(e) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns hereunder. In the event of any assignment or transfer by Agent of any of any Pledgor’s obligations under the Financing Documents or the collateral therefor, Agent thereafter shall be fully discharged from any responsibility with respect to such collateral so assigned or transferred, but Agent shall retain all rights and powers given by this Agreement with respect to any of any Pledgor’s obligations under the Financing Documents or collateral not so assigned or transferred. No Pledgor shall have the right to assign or delegate its rights or obligations hereunder.

(f) Severability. If any term, provision, covenant or condition of this Agreement or the application of such term, provision, covenant or condition to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such term, provision, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, provision, covenant or condition shall be valid and enforced to the fullest extent permitted by law.

(g) Notices. All notices required or permitted hereunder shall be given and shall become effective as provided in Section 10 of the Loan and Security Agreement. All notices to each Pledgor shall be addressed in accordance with the information provided on the signature page hereto.

(h) Remedies Cumulative. Each right, power and remedy of Agent as provided for in this Agreement, or in any of the other Financing Documents or now or hereafter existing by law, shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement, or in any of the other Financing Documents now or hereafter existing by law, and the exercise or beginning of the exercise by Agent of any one or more of such rights, powers or remedies shall not preclude the later exercise by Agent of any other rights, powers or remedies.

(i) Time of the Essence; Survival; Joint and Several Liability. Time is of the essence of this Agreement and each and every term, covenant and condition contained herein. All covenants, agreements, representations and warranties made in this Agreement or in any of the other Financing Documents shall continue in full force and effect so long as any of the obligations of any party under the Financing Documents (other than Agent) remain outstanding. Each person or entity constituting Pledgor shall be jointly and severally liable for all of the obligations of Pledgor under this Agreement.

(j) Further Assurances. Each Pledgor hereby agrees that at any time and from time to time, at the expense of Pledgor, each Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Agent or any of its agents to exercise and enforce its rights and remedies under this Agreement with respect to any portion of such collateral.

(k) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original, but all of which shall constitute one in the same instrument. As used in this Agreement, the term “this Agreement” shall include all attachments, exhibits, schedules, riders and addenda.

(l) Costs. Pledgor shall be responsible for the payment of any and all reasonable fees, costs and expenses which Agent may incur by reason of this Agreement, including, but not limited to, the following: (i) any taxes of any kind related to any property or interests assigned or pledged hereunder; (ii) expenses incurred in filing public notices relating to any property or interests assigned or pledged hereunder; and (iii) any and all costs, expenses and fees (including, without limitation, reasonable attorneys’ fees and expenses and court costs and fees), whether or not litigation is commenced, incurred by Agent in protecting, insuring, maintaining, preserving, attaching, perfecting, enforcing, collecting or foreclosing upon any lien, security interest, right or privilege granted to Agent or any obligation of any Pledgor under this Agreement, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or related to this Agreement or any property or interests assigned or pledged hereunder.

(m) No Defenses. Each Pledgor’s obligations under this Agreement shall not be subject to any set-off, counterclaim or defense to payment that such Pledgor now has or may have in the future.

(n) Cooperation in Discovery and Litigation. In any litigation, trial, arbitration or other dispute resolution proceeding relating to this Agreement, all directors, officers, employees and agents of each Pledgor or of its affiliates shall be deemed to be employees or managing agents of such Pledgor for purposes of all applicable law or court rules regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise). Each Pledgor will use commercially reasonable efforts to produce in any dispute resolution proceeding, at the time and in the manner reasonably requested by Agent, all persons and entities, documents (whether in tangible, electronic or other form) or other things under its control and relating to the dispute.

(o) Termination. Upon the Termination Date (as defined below), this Agreement shall terminate and Pledgor shall be entitled to the return, at Pledgor’s expense, of such of the Collateral as has not theretofore been sold, disposed of or otherwise applied pursuant to this Agreement or any of the other Financing Documents, including, without limitation and to the extent applicable, all of the documents and certificates representing or evidencing the Pledgor’s Ownership Interests in Axogen Corporation, a Delaware corporation. For the purposes of this Section 16(o), “Termination Date” shall mean the date on which (i) the Term Loan has been repaid in full in cash, (b) all other Obligations under the Loan and Security Agreement and the other Financing Documents (other than the Warrants) have been completely discharged (other than contingent indemnification obligations) and (c) the Lenders shall not have any further obligation to make loans or grant extensions of credit under the Loan and Security Agreement.

(p) CHOICE OF LAW; CONSENT TO JURISDICTION. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), EACH PLEDGOR HEREBY (A) SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN MARYLAND AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE AGENT FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. EACH PLEDGOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OR PROCESS IN ANY PROCEEDING IN ANY MARYLAND STATE OR UNITED STATES COURT SITTING IN THE STATE OF MARYLAND MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH PLEDGOR AT THE ADDRESS INDICATED HEREIN, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF SUCH PLEDGOR SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

17. WAIVER OF JURY TRIAL. EACH PLEDGOR HEREBY (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY EACH PLEDGOR, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. AGENT IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES HERETO, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF EACH PLEDGOR’S WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, EACH PLEDGOR HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF AGENT (INCLUDING THEIR RESPECTIVE COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO SUCH PLEDGOR THAT AGENT WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

[Signature Pages Follow]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this agreement constitute an agreement executed under seal, each of the parties have caused this Agreement to be executed under seal the day and year first above mentioned.

PLEDGORS:	AXOGEN, INC.

	By:	(SEAL)
Name: Karen Zaderej
Title: Chief Executive Officer

AXOGEN CORPORATION

	By:	(SEAL)
Name: Karen Zaderej
Title: Chief Executive Officer

Pledgor Contact Information:

AxoGen, Inc.
AxoGen Corporation
13859 Progress Blvd.
Alachua, FL 32614
Attention: Karen Zaderej
Fax: (386) 462-6803
E-Mail: kzaderej@axogeninc.com

AXOGEN

STOCK PLEDGE AGREEMENT

SIGNATURE PAGE

Signature Page to Non-Recourse Guaranty and Pledge Agreement

AGENT:	MIDCAP FINANCIAL SBIC, LP, a Delaware limited partnership

By: MidCap Financial SBIC GP, LLC

	By:	(SEAL)
Name:
Its: